                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-108249


                           PROSPECTUS SUPPLEMENT NO. 9
                  Island Pacific, Inc., a Delaware corporation
                     (formerly known as SVI Solutions, Inc.)
                                  Common Stock


         This Prospectus Supplement relates to the resale by the holders of Common Stock.

         The prospectus dated September 26, 2003, as supplemented by prospectus supplement no. 1 dated November 25, 2003, prospectus supplement no. 2 dated December 17, 2003, prospectus supplement no. 3 dated February 4, 2004, prospectus supplement no. 4 dated February 13, 2004, prospectus supplement no. 5 dated March 8, 2004, prospectus supplement no. 6 dated March 18, 2004, prospectus supplement no. 7 dated July 27, 2004 and prospectus supplement no. 8 dated September 17, 2004 (the "Prospectus"), is hereby amended by the information contained in the attached report on Form 10-Q filed on August 13, 2004. If the information in the attached reports is inconsistent with any information contained in the Prospectus or any prospectus supplement dated earlier than the date of this Supplement, the Prospectus or earlier supplement shall be deemed superceded by this Supplement. In all other ways, the Prospectus and any prior supplement shall remain unchanged.

         This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.

         This Prospectus Supplement is dated September 24, 2004.

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 10-Q

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2004 OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE TRANSITION PERIOD FROM ____________ TO

Commission file number  0-23049
                        -------

                              ISLAND PACIFIC, INC.
                              --------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


            DELAWARE                                   33-0896617
  ----------------------------           ---------------------------------------
(STATE OR OTHER JURISDICTION OF          (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
 INCORPORATION OR ORGANIZATION)

19800 MACARTHUR BOULEVARD, 12TH FLOOR, IRVINE, CALIFORNIA           92612
---------------------------------------------------------           -----
(Address of principal executive offices)                         (Zip Code)

                                 (949) 476-2212
                                 --------------
              (Registrant's telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act). Yes [ ] No [X]

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practical date.
Common Stock, $0.0001 Par Value - 54,809,255 shares as of July 31, 2004.

================================================================================

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
PART I. - FINANCIAL INFORMATION

Item 1.  Condensed Consolidated Financial Statements

         Condensed Consolidated Balance Sheets as of June 30, 2004
               and March 31, 2004.............................................3

         Condensed Consolidated Statements of Operations for the Three
               Months Ended June 30, 2004 and 2003............................4

         Condensed Consolidated Statements of Cash Flows for the Three
               Months Ended June 30, 2004 and 2003............................5

         Notes to Condensed Consolidated Financial Statements ................6

Item 2.  Management's Discussion and Analysis of Financial Condition
               and Results of Operations......................................20

Item 3.  Quantitative and Qualitative Disclosures About Market Risk...........39

Item 4.  Controls and Procedures..............................................40

PART II. - OTHER INFORMATION

Item 1.  Legal Proceedings....................................................40

Item 2.  Changes in Securities and Use of Proceeds............................40

Item 3.  Defaults Upon Senior Securities......................................40

Item 4.  Submission of Matters to a Vote of Security Holders..................40

Item 5.  Other Information....................................................40

Item 6.  Exhibits and Reports on Form 8-K.....................................41

SIGNATURES....................................................................46


PART I. - FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS

                                     ISLAND PACIFIC, INC. AND SUBSIDIARIES
                                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                     (in thousands, except share amounts)

                                                                                  JUNE 30,       MARCH 31,
                                                                                    2004           2004
                                                                                  ---------      ---------
ASSETS
Current assets:
   Cash and cash equivalents                                                      $  1,289       $  2,108
   Accounts receivable, net of allowance for doubtful accounts of
      $1,044 and $409, respectively                                                  6,615          4,572
   Other receivables, including $14 and $37 from related parties,
      respectively                                                                      83            143
   Inventories                                                                          40             46
   Current portion of non-compete agreements                                           471            668
   Current portion of note receivable                                                   36             36
   Prepaid expenses and other current assets                                           673            472
                                                                                  ---------      ---------
       Total current assets                                                          9,207          8,045

Note receivable                                                                        117            126
Property and equipment, net                                                          1,226            821
Goodwill, net                                                                       30,654         20,469
Other intangibles, net                                                              25,270         22,099
Other assets, including $170 from related party                                        211            202
                                                                                  ---------      ---------
       Total assets                                                               $ 66,685       $ 51,762
                                                                                  =========      =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
   Current portion of notes payable to related parties                            $    451       $     --
   Current portion of notes payable                                                  2,470
   Current portion of convertible debentures                                         1,189            146
   Current portion of capital leases                                                   176            169
   Line of credit                                                                      182             --
   Accounts payable                                                                  2,007          1,255
   Accrued expenses                                                                  3,709          3,016
   Deferred revenue                                                                  6,327          2,657
   Income tax payable                                                                  127             --
                                                                                  ---------      ---------
       Total current liabilities                                                    16,638          7,243

Notes payable to related parties, less current maturities                            2,134             --
Notes payable, less current maturities                                                 352             --
Convertible debentures, net of debt discount of $623 and $706,
  respectively, less current maturities                                              1,210          2,160
Capital lease obligations, less current  maturities                                     52             89
Deferred revenue                                                                       906             --
Deferred rent                                                                           89             70
                                                                                  ---------      ---------
       Total liabilities                                                            21,381          9,562
                                                                                  ---------      ---------

Commitments and contingencies

Stockholders' equity:
   Preferred Stock, $.0001 par value; 5,000,000 shares authorized:
       Series A Convertible Preferred, 7.2% cumulative 141,100 shares issued and outstanding with a stated value of $100 per share,
        dividends in arrears of $2,286 and $2,002, respectively                     14,100         14,100
       Series B Convertible Preferred , cumulative dividend of $0.136 per share per annum commencing on January 1, 2005,  2,517,233 shares
        issued and outstanding with a stated value of $3 per share                   5,709             --
   Common Stock, $.0001 par value; 100,000,000 shares authorized;
       53,974,532 and 52,427,799 shares issued and outstanding, respectively             5              5
   Additional paid in capital                                                       74,001         72,813
   Accumulated deficit                                                             (48,511)       (44,718)
                                                                                  ---------      ---------
       Total stockholders' equity                                                   45,304         42,200
                                                                                  ---------      ---------

       Total liabilities and stockholders' equity                                 $ 66,685       $ 51,762
                                                                                  =========      =========


                                The accompanying notes are an integral part of
                              these condensed consolidated financial statements.


                           ISLAND PACIFIC, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                           (in thousands, except per share data)

                                                                 Three Months Ended
                                                                      June 30,
                                                                2004           2003
                                                              ---------      ---------
Net sales                                                     $  5,283       $  5,466
Cost of sales                                                    1,833          1,654
                                                              ---------      ---------
    Gross profit                                                 3,450          3,812

Expenses:
  Application development                                        1,247            137
  Depreciation and amortization                                  1,306            868
  Selling, general and administrative                            4,517          2,796
                                                              ---------      ---------
    Total expenses                                               7,070          3,801
                                                              ---------      ---------

Income (loss) from operations                                   (3,620)            11

Other income (expense):
  Interest income                                                   --             26
  Other income (expense)                                            97            (11)
  Interest expense                                                (270)          (311)
                                                              ---------      ---------
    Total other expense                                           (173)          (296)
                                                              ---------      ---------

Loss before provision for income taxes                          (3,793)          (285)

    Provision for income tax benefits                               --            570
                                                              ---------      ---------
Net income (loss)                                               (3,793)           285

    Cumulative preferred dividends                                (286)          (272)
                                                              ---------      ---------
      Net income (loss) available to common stockholders      $ (4,079)      $     13
                                                              =========      =========

Basic earnings (loss) per share:
  Net loss                                                    $  (0.07)      $   0.01
  Cumulative preferred dividends                                 (0.01)         (0.01)
                                                              ---------      ---------
      Net income (loss) available to common stockholders      $  (0.08)      $     --
                                                              =========      =========

Diluted earnings (loss) per share:
  Net income (loss)                                           $  (0.07)      $     --
  Cumulative preferred dividends                                 (0.01)            --
                                                              ---------      ---------
      Net income (loss) available to common stockholders      $  (0.08)      $     --
                                                              =========      =========

Weighted-average common shares outstanding:
  Basic                                                         52,938         31,615
  Diluted                                                       52,938         64,743

                      The accompanying notes are an integral part of
                    these condensed consolidated financial statements.


                                     ISLAND PACIFIC, INC. AND SUBSIDIARIES
                                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                (in thousands)

                                                                                        THREE MONTHS ENDED
                                                                                              JUNE 30,
                                                                                        2004          2003
                                                                                      --------      --------
Cash flows from operating activities:
   Net income (loss)                                                                  $(3,793)      $   285
   Adjustments to reconcile net income (loss) to net cash used for operating activities:
        Depreciation and amortization                                                   1,306           868
        Amortization of debt discount and conversion option                                83           189
        Provision for allowance for doubtful accounts, net of recoveries                   48            81
        Stock-based compensation                                                           18            --
        Common stock issued for services rendered and settlement cost                      --            25
   Changes in assets and liabilities net of effects from acquisitions:
        Accounts receivable and other receivables                                        (470)       (2,797)
        Income tax refund receivable                                                       --          (845)
        Inventories                                                                         7             5
        Prepaid expenses and other assets                                                 (62)          (74)
        Accounts payable and accrued expenses                                            (182)         (866)
        Income tax payable                                                                 --           271
        Accrued interest on stockholders' loans, convertible notes and term loan           85            57
        Deferred revenue                                                                1,887         1,483
                                                                                      --------      --------
Net cash used for operating activities                                                 (1,073)       (1,318)
                                                                                      --------      --------

Cash flows from investing activities:
    Payment from note receivable                                                            9            --
    Proceeds from acquisition of Retail Technologies International, Inc., net             672            --
    Purchases of furniture and equipment                                                  (30)          (11)
    Capitalized software development costs                                               (260)         (900)
                                                                                      --------      --------
Net cash provided by (used for) investing activities                                      391          (911)
                                                                                      --------      --------

Cash flows from financing activities:
    Sale of common stock, net of offering costs                                            --         7,264
    Decrease in amount due to stockholders, net                                          (220)           --
    Proceeds from convertible debts                                                        --           700
    Payments on capital leases                                                            (40)           --
    Payments on convertible debentures                                                    (59)           --
    Proceeds from line of credit                                                          182            --
                                                                                      --------      --------
Net cash provided by (used for) financing activities                                     (137)        7,964
                                                                                      --------      --------

Effect of exchange rate changes on cash                                                    --            (1)
                                                                                      --------      --------

Net increase (decrease) in cash and cash equivalents                                     (819)        5,734
Cash and cash equivalents, beginning of period                                          2,108         1,319
                                                                                      --------      --------
Cash and cash equivalents, end of period                                              $ 1,289       $ 7,053
                                                                                      ========      ========

Supplemental disclosure of cash flow information:
    Interest paid                                                                     $    76       $    61
    Income taxes paid

Supplemental schedule of non-cash investing and financing activities:
    Issued 2,517,233 shares of Series B Convertible Preferred Stock in
      connection with the acquisition of Retail Technologies International, Inc.        5,709            --
    Issued 1,546,733 shares of common stock in connection with the acquisition
      of Retail Technologies International, Inc.                                        1,169            --
    Issued promissory notes in connection with the acquisition of Retail
      Technologies International, Inc.                                                  3,622            --
                                                                                      --------      --------
   Issued 9,849 shares of common stock as payments for
        bonuses and services rendered in prior periods                                $    --       $     8


                                The accompanying notes are an integral part of
                              these condensed consolidated financial statements.

                      ISLAND PACIFIC, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATION AND BASIS OF PREPARATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to interim financial statements. Accordingly, they do not include all of the information and notes required for complete financial statements. In the opinion of management, all adjustments necessary to present fairly the financial position, results of operations and cash flows at June 30, 2004 and for all the periods presented have been made.

Certain amounts in the prior periods have been reclassified to conform to the presentation for the three months ended June 30, 2004. The financial information included in this quarterly report should be read in conjunction with the consolidated financial statements and related notes thereto in our Form 10-K for the year ended March 31, 2004.

The results of operations for the three months ended June 30, 2004 and 2003 are not necessarily indicative of the results to be expected for the full year.


NOTE 2 - ACQUISITIONS

PAGE DIGITAL INCORPORATED

Effective January 30, 2004, we acquired all of the issued and outstanding shares of Page Digital Incorporated ("Page Digital"), a Colorado-based developer of multi-channel commerce software, through a merger with our newly-formed wholly-owned subsidiary. The purchase price for the acquisition was $7.0 million, consisting of $2.0 million in cash and 2.5 million shares of our common stock valued at $2.00 per share. Upon the consummation of this transaction, we entered into two-year employment agreements for executive officer positions with two of the principals of Page Digital and a two-year non-compete agreement with one of the two principals of Page Digital.

The following unaudited pro forma consolidated results of continuing operations for the three months ended June 30, 2003 assume the acquisition of Page Digital occurred as of April 1, 2003. The pro forma results are not necessarily indicative of the actual results that would have occurred had the acquisitions been completed as of the beginning of the period presented, nor are they necessarily indicative of future consolidated results.

                                                                               Quarter ended
                                                                               June 30, 2003
                                                                               -------------
                                                                                (unaudited)
                                                                           (in thousands, except
                                                                                per share data)

         Net sales                                                             $       6,832
         Net income                                                            $         323
         Net income available to common stockholders                           $          51
         Basic and diluted income per share of common stock                    $        0.01
         Basic and diluted income per share available to common stockholders   $          --

RETAIL TECHNOLOGIES INTERNATIONAL, INC.

Pursuant to an agreement dated June 1, 2004, we acquired Retail Technologies International, Inc. ("RTI") from Michael Tomczak, Jeffrey Boone and Intuit Inc. ("Intuit") in a merger transaction. On March 12, 2004, we, RTI, IPI Merger Sub, Inc., ("Merger Sub") and Michael Tomczak and Jeffrey Boone (the "Shareholders") entered the initial Agreement of Merger and Plan of Reorganization (the "March 12, 2004 Merger Agreement") which provided we would acquire RTI in a merger transaction in which RTI would merge with and into Merger Sub. The merger consideration contemplated by the March 12, 2004 Merger Agreement was a combination of cash and shares of our common stock. The March 12, 2004 Merger Agreement was amended by the Amended and Restated Agreement of Merger and Plan of Reorganization, dated June 1, 2004, by and between us, RTI, Merger Sub, IPI Merger Sub II, Inc. ("Merger Sub II") and the Shareholders (the "Amended Merger Agreement").

Pursuant to the Amended Merger Agreement, the Merger (as defined below) was completed with the following terms: (i) we assumed RTI's obligations under those certain promissory notes issued by RTI on December 20, 2002 with an aggregate principal balance of $2.3 million; (ii) the total consideration paid at the closing of the Merger was $10.0 million paid in shares of our common stock and newly designated Series B convertible preferred stock ("Series B Preferred") and promissory notes; (iii) the Shareholders and Intuit are entitled to price protection payable if and to the extent that the average trading price of our common stock is less than $0.76 at the time the shares of our common stock issued in the Merger and issuable upon conversion of the Series B Preferred are registered pursuant to the registration rights agreement dated June 1, 2004 between us, the Shareholders and Intuit (the "Registration Rights Agreement"); and (iv) the merger consisted of two steps (the "Merger"), first, Merger Sub merged with and into RTI, Merger Sub's separate corporate existence ceased and RTI continued as the surviving corporation (the "Reverse Merger"), immediately thereafter, RTI merged with and into Merger Sub II, RTI's separate corporate existence ceased and Merger Sub II continued as the surviving corporation (the "Second-Step Merger").

As a result of the Merger, each Shareholder received 1,258,616 shares of Series B Preferred and a promissory note payable monthly over two years in the principal amount of $1,295,000 bearing interest at 6.5% per annum. As a result of the Merger, Intuit, the holder of all of the outstanding shares of RTI's Series A Preferred stock, received 1,546,733 shares of our common stock and a promissory note payable monthly over two years in the principal amount of $530,700 bearing interest at 6.5% per annum.

The Shareholders and Intuit were also granted registration rights. Under the Registration Rights Agreement, we agreed to register the common stock issuable upon conversion of the Series B Preferred issued to the Shareholders within 30 days of the automatic conversion of the Series B Preferred into common stock. The automatic conversion will occur upon us filing an amendment to our certificate of incorporation with the Delaware Secretary of State increasing the authorized number of shares of our common stock ("Certificate of Amendment") after securing shareholder approval for the Certificate of Amendment. Under the Registration Rights Agreement, Intuit is entitled to demand registration or to have its shares included on any registration statement filed prior the registration statement covering the Shareholders' shares, subject to certain conditions and limitations, or if not previously registered to have its shares included on the registration statement registering the Shareholders' shares. The Shareholders and Intuit are entitled to price protection payments of up to a maximum of $0.23 per share payable by promissory note, if and to the extent that the average closing price of our common stock for the 10 days immediately preceding the date the registration statement covering their shares is declared effective by the Securities and Exchange Commission, is less than the 10 day average closing price as of June 1, 2004, which was $0.76

Pursuant to the Amended Merger Agreement, The Sage Group, plc as well as certain officers and directors signed voting agreements that provide they will not dispose of or transfer their shares of our capital stock and that they will vote their shares of our capital stock in favor of the Certificate of Amendment and the Amended Merger Agreement and transactions contemplated therein.

Upon the consummation of the Merger, Michael Tomczak, RTI's former President and Chief Executive Officer, was appointed our President, Chief Operating Officer and director and Jeffrey Boone, RTI's former Chief Technology Officer, was appointed our Chief Technology Officer. We entered into two-year employment agreements and non-competition agreements with Mr. Tomczak and Mr. Boone.

We entered into an employment agreement with Michael Tomczak on June 1, 2004. The term of the agreement is two years. Under the agreement, Mr. Tomczak is entitled to $360,000 in annual compensation. He also received an option to purchase 1,772,354 shares of our common stock. Mr. Tomczak's right to purchase 886,178 of the shares subject to the option shall vest at the first anniversary date of this agreement, thereafter, the remaining option shall vest at the rate of 73,848 shares per month during the second year of this agreement. If Mr. Tomczak's employment with us is terminated without cause during the term of the agreement, he will receive severance in the amount of the lesser of $360,000 or the balance of compensation payable over the remaining term of the agreement, but in no event should the amount be less than $180,000. We also entered into non-competition agreement with Mr. Tomczak, pursuant to which Mr. Tomczak agreed not to engage in any business or activity that in any way competes with us for a period of two years after the termination of his employment with us.

We entered into an employment agreement with Jeffrey Boone on June 1, 2004. The term of the agreement is two years. Under the agreement, Mr. Boone is entitled to $240,000 in annual compensation. He also received an option to purchase 1,572,354 shares of our common stock. Mr. Boone's right to purchase 786,179 of the shares subject to the option shall vest at the first anniversary date of this agreement, thereafter, the remaining option shall vest at the rate of 65,514 shares per month during the second year of this agreement. If Mr. Boone's employment with us is terminated without cause during the term of the agreement, he will receive severance in the amount of the lesser of $240,000 or the balance of his compensation payable over the remaining term of the agreement, but in no event should the amount be less than $120,000. We also entered into non-competition agreement with Mr. Boone, pursuant to which Mr. Boone agreed not to engage in any business or activity that in any way competes with us for a period of two years after the termination of his employment with us.

The acquisition has been accounted for as a purchase. The results of the operations of RTI have been included in the consolidated financial statements since the date of the acquisition. The excess of purchase price over the fair values of net assets acquired was approximately $10.2 million and has been recorded as goodwill. The fair value of assets acquired and liabilities assumed were as follows (in thousands):

         Accounts receivable                                        $  1,348
         Inventory
         Property and equipment                                          496
         Other assets                                                  4,931
         Liabilities assumed                                          (6,460)
                                                                    ---------
               Net assets                                                315

         Excess of cost over fair value of net assets acquired        10,185
                                                                    ---------

               Total purchase price                                 $ 10,500
                                                                    =========

The following unaudited pro forma consolidated results for the three months ended June 30, 2004 and 2003 assume the acquisitions of RTI occurred as of April 1, 2004 and 2003, respectively, and Page Digital occurred as of April 1, 2003. The pro forma results are not necessarily indicative of the actual results that would have occurred had the acquisitions been completed as of the beginning of the period presented, nor are they necessarily indicative of future consolidated results.

                                                                                  Quarters Ended
                                                                                     June 30,
                                                                                2004           2003
                                                                              --------      --------
                                                                                  (unaudited)
                                                                       (in thousands, except per share data)
         Net sales                                                            $ 6,676       $ 8,974
         Net income (loss)                                                    $(4,725)      $   365
         Net income (loss) available to common stockholders                   $(5,011)      $    93
         Basic and diluted income (loss) per share of common stock            $ (0.09)      $  0.01
           Basic and diluted income (loss) per share available to common
             stockholders                                                     $ (0.09)      $    --

NOTE 3 - NOTE RECEIVABLE

Effective April 1, 2003, we sold our wholly-owned subsidiary, SVI Training Products, Inc. ("Training Products"), to its former president, for the sale price of $180,000 plus earn-out payments equal to 20% of the total gross revenues of Training Products in each of its next two fiscal years, to the extent the revenues in each of those years exceed certain targets. We received a promissory note for the amount of $180,000 and the earn-out payments, if any, will be made in quarterly installments following each fiscal year, bearing an annual interest rate of 5%. We agreed to postpone the payments due January 2004 and April 2004 until April 2008. The note has a balance of $153,000 and $162,000 at June 30, 2004 and March 31, 2004, respectively, of which $36,000 is current.

NOTE 4 - INVENTORIES

Inventories consist of finished goods and are stated at the lower of cost or market, on a first-in, first-out basis.


NOTE 5 - GOODWILL AND OTHER INTANGIBLES

At June 30, 2004 and March 31, 2004, goodwill and other intangibles consist of the following (in thousands):

                                             JUNE 30, 2004                              MARCH 31, 2004
                                  Gross                                      Gross
                                 carrying     Accumulated                   carrying     Accumulated
                                  amount     amortization        Net         amount      amortization        Net
                                ---------------------------------------     ---------------------------------------
Goodwill                        $ 37,147       $ (6,493)      $ 30,654      $ 26,962       $ (6,493)      $ 20,469
                                ---------------------------------------     ---------------------------------------
Other intangibles:
Amortized intangible
assets
    Software technology           35,874        (14,164)        21,710        34,257        (13,317)        20,940
    Non-compete agreements         7,015         (6,543)           471         6,986         (6,318)           668
    Customer relationships         2,564            (89)         2,475           904            (30)           874
Unamortized intangible
    Trademark                      1,085             --          1,085           285             --            285
                                ---------------------------------------     ---------------------------------------
                                  46,537        (20,796)        25,741        42,432        (19,665)        22,767
Less: current portion of
non- compete agreements              471             --            471           668             --            668
                                ---------------------------------------     ---------------------------------------
Long-term portion of other
    intangibles                   46,066        (20,796)        25,270        41,764        (19,665)        22,099
                                ---------------------------------------     ---------------------------------------
Long-term portion of
    goodwill and other
     intangibles                $ 83,213       $(27,289)      $ 55,924      $ 68,726       $(26,158)      $ 42,568
                                =======================================     =======================================

During the quarter ended June 30, 2004, we recorded approximately $10.2 million goodwill, $1.4 million software, $1.7 million customer relationships, $800,000 trademark and $29,000 non-compete agreement in connection with the acquisition of RTI. Software and customer relationships are amortized on a straight-line basis over their useful lives, seven and ten years, respectively. The goodwill and the trademark have indefinite useful lives and are not subject to amortization. The non-compete agreement will be amortized its remaining useful life of seven months.

We found no indication of impairment of the goodwill during the quarter ended June 30, 2004. Accordingly, absent of future indications of impairment, the next annual impairment test will be performed in fourth quarter of fiscal 2005.

We also evaluated the remaining useful lives of our intangible assets in the quarter ended June 30, 2003 and during the fourth quarter 2004. No adjustments have been made to the useful lives of our intangible assets.

Amortization expense from continuing operations for quarters ended June 30, 2004 and 2003 was $1.2 million and $812,000, respectively. We expect amortization expense for the next five years to be as follows (in thousands):

         Year Ending March 31:
                              2006                   $   4,981
                              2007                   $   4,340
                              2008                   $   4,162
                              2009                   $   4,138
                              2010                   $   3,211

NOTE 6 - DEBTS

NOTES PAYABLE TO RELATED PARTIES

In connection with the RTI acquisition, we issued promissory notes to RTI's two principal officers totaling $2,585,000 , payable in installments totaling $20,000 per month for the period of June 1, 2004 through May 1, 2005 and increasing to $200,000 per month from June 1, 2005 through June 1, 2006, at 6.5% interest per annum. The notes have a balance of $2,585,000 as of June 30, 2004, of which $451,000 is current. There were no notes payable due to related parties at March 31, 2004.


NOTES PAYABLE

In connection with the acquisition of RTI, we issued a promissory note to Intuit and assumed RTI's obligations under certain promissory notes originally issued by RTI. Notes payable consisted of the following (in thousands):

                                                                            June 30,    March 31,
                                                                              2004        2004
                                                                             ------      ------
Notes payable, secured by common stock of our new subsidiary, IP Retail
Technologies International, Inc. ("IP RTI"), payable in monthly installments totaling $197,000 including interest at 6.5%
per annum beginning June 1, 2004 through May 31, 2005                        $2,289      $   --

Note payable, to Intuit, secured by IP RTI's common stock, payable in monthly installments of $4,000 for the period from June 1, 2004 through
December 1, 2004 and $30,000 from January 1, 2005 through
June 1, 2006, including interest at 6.5% per annum                              533          --
                                                                             ------      ------

           Total                                                              2,822          --
Less: accrued interest                                                            3          --
                                                                             ------      ------
                                                                             $2,819      $   --
                                                                             ======      ======

Total notes payable (including accrued interest)                             $2,822      $   --
                                                                             ------      ------
Less: current maturities                                                      2,470          --
                                                                             ------      ------
Long-term portion of notes payable                                           $  352      $   --
                                                                             ======      ======

CONVERTIBLE DEBENTURES

In March 2004, we entered into a Securities Purchase Agreement for the sale of convertible debentures (the "March '04 Debentures") to two investors (the "Purchasers") for the total gross proceeds of $3.0 million. The debentures mature in May 2006, bear an interest rate of 9% per annum and provide for interest only payments on a quarterly basis, payable, at our option, in cash or shares of our common stock. The debentures are convertible into shares of our common stock at a conversion price of $1.32 per share, subject to adjustment if we offer or sell any securities for an effective per share price that is less than 87% of the then current conversion price, negatively restate any of our financial statement or make any public disclosure that negatively revises or supplements any prior disclosure regarding a material transaction consummated prior to March 15, 2004 or trigger other customary anti-dilution protections. If certain conditions are met, we have the option to redeem the March '04 Debentures at 110% of their face value, plus accrued but unpaid interest.

We must redeem the debentures at the initial monthly amount of $233,333 commencing on February 1, 2005. If the daily volume weighted average price of our common stock on the American Stock Exchange exceeds $1.15 by more than 200% for 15 consecutive trading days, we have the option to cause the Purchasers to convert the then outstanding principal amount of March '04 debentures into our common stock at the conversion price then in effect.

We also issued the Purchasers two warrants as follows: (1) Series A Warrants to purchase up to an aggregate of 1,043,479 shares of our common stock at an exercise price of $1.15 per share with a five-year term, exercisable at anytime after September 16, 2004, subject to adjustment if we offer or sell any securities for an effective per share price that is less than the then current exercise price, negatively restate any of our financial statements or make any public disclosure that negatively revises or supplements any prior disclosure regarding a material transaction consummated prior to March 15, 2004 or trigger other customary anti-dilution protections and (2) Series B Warrants to purchase up to 8,500,000 shares of our common stock with an exercise price of $5 per share, these warrants are immediately exercisable and expire on the earlier of the six-month anniversary of the effective date of the registration statement that is required to be filed or 18 months from March 15, 2004, subject to adjustment upon the issuance or sale of securities in a public offering for an effective per share price that is less than the then-current exercise price and upon the trigger of other customary anti-dilution protections.

For a period of one hundred eighty (180) days following the date the registration statement is declared effective ("Effective Date"), each Purchaser has the right, in its sole discretion, to elect to purchase such Purchaser's pro rata portion of additional Debentures and Series A Warrants for an aggregate purchase price of up to $2,000,000 in a second closing (the "Second Closing"). The terms of the Second Closing shall be identical to the terms set forth in the Purchase Agreement and related documents, except that, the conversion price for the additional debentures and the exercise price for the additional warrants shall be equal to 115% of the average of the daily volume weighted average price of our common stock on the American Stock Exchange for the ten (10) days preceding the Second Closing ("Second Closing Price"). The Series A Warrant coverage for the Second Closing shall be 40% of each Purchaser's subscription amount divided by the Second Closing Price.

For a period of one hundred eighty (180) days following the Effective Date, if the daily volume weighted average price of our common stock for twenty (20) consecutive trading days exceeds $2.00, subject to adjustment, we may, on one occasion, in our sole determination, require the Purchasers to purchase each such Purchaser's pro rata portion of additional debentures and Series A Warrants for an aggregate purchase price of up to $2,000,000. Any such additional investment shall be under the terms set forth in the Purchase Agreement and related documents, except that, the conversion price for the additional Debentures and the exercise price for the additional warrants shall be equal to the then current conversion price and warrant exercise price for the 9% Debentures and warrants purchased on March 15, 2004.

For a period of six (6) months from the Effective Date, the Purchasers have a right of first refusal to participate in certain future financings by us involving the sale of our common stock or equivalent securities. The Purchasers were also granted registration rights under a Registration Rights Agreement dated March 15, 2004, pursuant to which we were required to file a registration statement respecting the common stock issuable upon the conversion of the debentures and exercise of the warrants within thirty (30) days after March 15, 2004, and to use best efforts to have the registration statement declared effective at the earliest date. If a registration statement was not filed within such thirty (30) day period or declared effective within such ninety (90) day period (or within one hundred twenty (120) days in the event of a full review by the SEC), we became obligated to pay liquidated damages to the Purchasers equal to 2% per month of each such Purchasers' subscription amount under the Purchase Agreement plus the value of any warrants issued pursuant to the Purchase Agreement then held by such Purchaser. The registration statement has not been filed as of the date of this report, June 30, 2004; therefore, liquidated damages in the amounts of $81,000 and $120,000 have been recorded in the quarters ended June 30, 2004 and March 31, 2004, respectively. Included in accrued expenses at June 30, 2004 and March 31, 2004 is $201,000 and $120,000, respectively, related to accrued liquidated damages.

In accordance with generally accepted accounting principles, we will compute the difference between the conversion price of $1.32 and our stock price of the date of issuance of the debentures and record the relative portion as an interest expense in the second quarter of fiscal 2005.

We will also allocate the proceeds received from convertible debt with detachable warrants using the relative fair market value of the individual elements at the time of issuance and amortize the change over the life of the note.

The balance of convertible debentures is $2,399,000 and $2,306,000 at June 30, 2004 and March 31, 2004, of which $1,189,000 and $146,000, respectively, are current.

Subsequent to June 30, 2004, we sold and issued a secured convertible term note to an unrelated investor for $7.0 million (the "Laurus Transaction")(see Note
15). Part of the proceeds from this debt financing were used to pay off $1.8 million due to one of the two investors. We issued 600,000 shares of our common stock to the remaining investor in order to pay $112,000 in liquidated damages and secure such investor's consent to the Laurus Transaction. We also amended the remaining investor's debenture in exchange for the remaining investors consent for the Laurus Transaction. Pursuant to Amendment No. 1 to the 9% Debenture Due May 15, 2006 Issued to Midsummer Investments, Ltd. And Waiver, the terms of the remaining debenture were amended as follows:

         o        Prepayment penalty is eliminated,
         o        Conversion price is reduced to $0.56 per share,
         o        Interest payments are due on a monthly basis, and

         o The commencement of monthly redemption payments was accelerated to September 1, 2004 and the payments due were revised such that payments of $50,000 are due monthly from September 1, 2004 and the monthly payments increase to $62,500 starting February 1, 2005. Monthly redemption payments are payable in cash or registered shares at a 90% of the average of the 20 days volume weighted average price

In addition, the exercise price of the Series A Warrants held by both investors was reduced to $0.56 per share.

NOTE 7 - CAPITAL LEASES

In connection with the acquisition of Page Digital, we assumed capital lease obligations on certain office equipment and fixtures leases expiring from November 2004 through November 2006. The capital leases bear interest at rates between 7% and 11% per annum and monthly lease payments range between approximately $1,000 to $8,000.

In connection with the acquisition of RTI, we assumed a capital lease obligation for certain office equipment, expiring in February 2006. The capital lease bears interest at a rate of approximately 11% per annum and monthly lease payments of approximately $600.

The balance of capital leases is $228,000 and $258,000 at June 30, 2004 and March 31, 2004, respectively, of which the current portion is $176,000 and $169,000, respectively.


NOTE 8 - LINE OF CREDIT

In connection with the acquisition of RTI, we assumed obligation under a line of credit with a balance of $182,000 at June 30, 2004. Subsequent to June 30, 2004, the line of credit was paid off in full.


NOTE 9 - PREFERRED STOCK

The Series A Convertible Preferred Stock (the "Series A Preferred") has a stated value of $100 per share and is redeemed at our option any time prior to the maturity date of December 31, 2006 for 107% of the stated value and accrued and unpaid dividends. The preferred shares are entitled to cumulative dividends of 7.2% per annum, payable semi-annually, and have cumulative dividends of $2.3 million, or $16.22 per share, and $2.0 million, or $14.19 per share, at June 30, 2004 and March 31, 2004, respectively. The holders may convert each share of Series A Preferred at any time into the number of shares of our common stock determined by dividing the stated value plus all accrued and unpaid dividends, by a conversion price initially equal to $0.80. The conversion price increases at an annual rate of 3.5% calculated on a semi-annual basis. The conversion price as of July 1, 2004 is $0.86. The Series A Preferred is entitled upon liquidation to an amount equal to its stated value plus accrued and unpaid dividends in preference to any distributions to common stockholders. The Series A Preferred has no voting rights prior to conversion into common stock, except with respect to proposed impairments of the Series A Preferred rights and preferences, or as provided by law. We have the right of first refusal to purchase all but not less than all of any shares of Series A Preferred or shares of common stock received on conversion which the holder may propose to sell to a third party, upon the same price and terms as the proposed sale to a third party.

On November 14, 2003, the Sage Group plc (the "Sage Group") acquired substantially all the assets of Softline, including Softline's 141,000 shares of our Series A Preferred, 8,923,915 shares of our common stock and options to purchase 71,812 shares of our common stock. On September 17, 2003, 500,000 shares of common stock constituting accrued dividends on our Series A Preferred were issued to various financial institutions.

The Series B Convertible Preferred Stock (the "Series B Preferred") has no stated value and is entitled to cumulative dividends at the rate of $0.136 per share per annum, payable annually commencing on January 1, 2005. Upon our filing of an amendment to our Certificate of Incorporation ("Certificate") increasing the number of shares of common stock, we are authorized to issue, to a sufficient number of shares to permit full conversion of all Series B Preferred, each share of Series B Preferred will automatically convert into the number of shares of our common stock determined by dividing the conversion value of $3 per share by the conversion price of $1 per share. The Series B Preferred is entitled upon liquidation to $2.27 per share plus unpaid dividends in preference to any distributions to common stockholders. Each holder of Series B Preferred is entitled to the number of votes equal to the number of shares of common stock into which such shares of Series B Preferred are convertible. No dividends have been declared as of June 30, 2004.

NOTE 10 - EQUITY TRANSACTIONS

During the quarter ended June 30, 2004, we have the following equity transactions:

         o Issued 1,546,733 shares of common stock, with a fair value of $1,169,000, to Intuit in connection with the acquisition of RTI.
         o Issued an aggregate of 2,517,233 shares of Series B Convertible Preferred Stock, with a fair value of $5,709,000 to Michael Tomczak, our director, COO and President, and Jeffrey Boone, our CTO, in connection with acquisition of RTI.
         o Granted options to purchase 1,572,364 and 1,772,364 shares of common stock at an exercise price of $0.77per share to Messrs. Boone and Tomczak, respectively, in accordance with their employment agreements.
         o Issued warrants to purchase an aggregate of 20,000 shares of common stock at exercise prices of $0.75 and $1.05 per share to a consulting firm for investor relation services rendered for a fair value of $3,000.
         o In connection with the acquisition of RTI, we assumed RTI's incentive stock option plan and converted all outstanding options at June 1, 2004 into our options at a conversion rate of 1.5562. As a result, RTI's option holders have options to purchase an aggregate of 1,366,911 shares of our common stock at an exercise price of $0.02.
         o Granted options to purchase an aggregate of 67,500 shares of common stock at exercise prices ranging from $0.62 to $1.17 to employees hired during the quarter ended June 30, 2004.
         o Granted options to purchase an aggregate of 20,000 shares of common stock at an exercise price of $0.96 to certain outside directors of the board as directors' fees during June 30, 2004.

In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148 ("SFAS 148"), "Accounting for Stock-Based Compensation-Transition and Disclosure." This Statement amends SFAS 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

The following table presents pro forma disclosures required by SFAS 123 and SFAS 148 of net income (loss) and basic and diluted earnings (loss) per share as if stock-based employee compensation had been recognized during the quarter ended June 30, 2004 and 2003. The compensation expense for these periods has been determined under the fair value method using the Black-Scholes pricing model, and assumes graded vesting.

                                                              Three Months Ended
                                                            June 30,    June 30,
                                                             2004         2003
                                                           --------     --------
                                                 (in thousands, except per share amounts)
                                                                (unaudited)
         Net income (loss) as reported                     $(3,793)     $   285
         Less: stock-based compensation expense,
              net of related tax effects                      (502)        (540)
                                                           --------     --------
         Pro forma net loss                                $(4,295)     $  (255)
                                                           ========     ========
         Basic earnings (loss) per share - as reported     $ (0.07)     $  0.01
         Diluted earnings (loss) per share - as reported   $ (0.07)     $    --
         Basic earnings (loss) per share - pro forma       $ (0.08)     $    --
         Diluted earnings (loss) per share - pro forma     $ (0.08)     $    --

NOTE 11 - EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per common share are calculated by dividing net income
(loss) by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per common shares ("diluted EPS") reflect the potential dilutive effect, determined by the treasury method, of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. Earnings per share for the three months ended June 30, 2004 and 2003 is calculated as follows (in thousands):

                                                      Three Months ended
                                                            June 30,
                                                      2004           2003
                                                    ---------      ---------
         Net income (loss) available to common
         stockholders                               $ (4,079)      $     13
                                                    =========      =========

         Basic weighted average shares                52,938         31,615
         Dilutive common stock equivalent                 --         33,128
                                                    ---------      ---------
         Diluted weighted average shares              52,938         64,743
                                                    =========      =========
         Basic and diluted earnings (loss) per
            share available to common
            Stockholders                            $  (0.08)      $     --
                                                    =========      =========

The following potential common shares have been excluded from the computation of diluted net loss per share for the three months ended June 30, 2004, because the effect would have been anti-dilutive:

                                                                     Three Months Ended
                                                                          June 30,
                                                                            2004
                                                                     ------------------
         Outstanding options under our stock option plans                    6,074,662
         Outstanding options granted outside our stock option plans          8,314,774
         Warrants issued in conjunction with private placements
           and Financing                                                    13,348,760
         Warrants issued for services rendered                               1,231,898
         Series A Convertible Preferred Stock                               19,115,405
         Series B Convertible Preferred Stock                                7,551,699
         Convertible debentures                                              2,272,727
                                                                     ------------------
                   Total                                                    57,909,925
                                                                     ==================

NOTE 12 - BUSINESS SEGMENTS AND GEOGRAPHIC DATA

We are a leading provider of software solutions and services to the retail industry. Our solutions and services have been developed specifically to meet the needs of the retail industry. We provide high value innovative solutions that help retailers understand, create, manage and fulfill consumer demand. Our solutions help retailers improve the efficiency and effectiveness of their operations and build stronger, longer lasting relationships with their customers. We acquired Page Digital, which offers multi-channel retail solutions, on January 31, 2004 and RTI, which offers point-of-sale and inventory management solutions, on June 1, 2004.

We currently operate in the Americas and Europe. On June 1, 2004, we began to operate in Asia. The geographic distribution of our net sales and long-lived assets are as follows (in thousands):

                                     Three Months ended
                                          June 30,
                                      2004        2003
                                     ------      ------
         Net sales:
              Americas               $4,232      $4,925
              Europe                  1,012         541
              Asia                       39          --
                                     ------      ------
                Total net sales      $5,283      $5,466
                                     ======      ======

                                                June 30,    March 31,
                                                  2004        2004
                                                  ----        ----
         Long-lived assets:
            Americas                            $57,809      $44,229
             Europe                                  25           30
                                                -------      -------
                   Total long-lived assets      $57,832      $44,259
                                                =======      =======

In the three months ended June 30, 2004, net sales to one major customer represents 12% of total net sales and accounts receivable balance at June 30, 2004 from this customer represents 8% of total accounts receivable. In the three months ended June 30, 2003, net sales to another major customer represents 24% of total net sales and its accounts receivable balance represents 13% of total accounts receivable.

We structure our operations into three business units that have separate reporting infrastructures. Each unit is evaluated primarily based on total net sales and operation income excluding depreciation and amortization. Identifiable assets are also managed by business units. Our three business units are as follows:

         o RETAIL MANAGEMENT SOLUTIONS ("RETAIL MANAGEMENT") - offers suite of applications, which builds on our long history in retail software design and development. We provide our customers with an extremely reliable, widely deployed, comprehensive and fully integrated retail management solutions. Retail Management includes merchandise management that optimizes workflow and provides the highest level of data integrity. This module supports all operational areas of the supply chain including planning, open-to-buy purchase order management, forecasting, warehouse and store receiving distribution, transfers, price management, performance analysis and physical inventory. In addition, Retail Management includes a comprehensive set of tools for analysis and planning, replenishment and forecasting, event and promotion management, warehouse, ticketing, financials and sales audit. Through collaborations with strategic partners, Retail Management offers tools for loss prevention, communication with stores and vendors, integration needs, purchase and allocation decisions, analysis of weather impact, control and management of business processes, consumer research, tracking consumer shopping patterns, forecasting and replenishment, and analyzing store people productivity.

         o STORE SOLUTIONS - offers suites of applications built on our long history of providing multi-platform, client server in-store solutions. We market these sets of applications under the name "OnePointe,"(TM) and "Retail Pro"(R). With more than 15 years of development, OnePointe(TM) is a solution with a high degree of fit and value out of the box. Additionally, the software was designed for easy customization, enabling our development team to quickly develop solutions to meet retailers' specific point-of-sale ("POS") and in-store processor (server) requirements. Retail Pro(R) is a leading point-of-sale and inventory management software used by specialty retailers worldwide.

         o MULTI-CHANNEL RETAIL SOLUTIONS ("MULTI-CHANNEL RETAIL") - Page Digital designs its application to specifically address direct commerce business processes, which primarily relate to interactions with the end-user. Having developed its software out of necessity to manage its own former direct commerce operation, Page Digital has been extremely attentive to functionality, usability and scalability. Its software components include applications for customer relations management, order management, call centers, fulfillment, data mining and financial management. Specific activities like partial ship orders, payments with multiple tenders, back order notification, returns processing and continuum marketing, represent just a few of the more than 1,000 parameterized direct commerce activities that have been built into its "Synaro"(R)applications. Page Digital makes these components and its interfacing technology available to customers, systems integrators and independent software developers who may modify them to meet their specific needs. This growing base of inherited functionality continues to improve the market relevance of its products.

A summary of the net sales and operating income (loss), excluding depreciation and amortization, and identifiable assets attributable to each of these business units are as follows (in thousands):

                                                              Three Months Ended
                                                                    June 30,
                                                              2004            2003
                                                            ---------      ---------
Net sales:
          Retail Management                                 $  2,965       $  5,064
          Store Solutions                                      1,163            402
          Multi-channel retail                                 1,155             --
                                                            ---------      ---------
               Total net sales                              $  5,283       $  5,466
                                                            =========      =========
Operating income (loss):
          Retail Management                                 $   (864)      $  1,596
          Store Solutions                                       (358)            --
          Multi-channel retail                                  (514)
          Other (see below)                                   (1,884)        (1,585)
                                                            ---------      ---------
               Total operating income (loss)                $ (3,620)      $     11
                                                            =========      =========
Other operating loss:
          Amortization of intangible assets                 $ (1,229)      $   (812)
          Depreciation                                          (122)           (56)
          Administrative costs and other non-allocated
            Expenses                                            (533)          (717)
                                                            ---------      ---------
               Total other operating loss                   $ (1,884)      $ (1,585)
                                                            =========      =========
Identifiable assets:
          Retail Management                                 $ 36,823       $ 34,151
          Store Solutions                                     19,795          4,132
          Multi-channel retail                                 9,691             --
                                                            ---------      ---------
               Total identifiable assets                    $ 66,309       $ 38,283
                                                            =========      =========

Operating income (loss) in Retail Management, Store Solutions and Multi-channel Retail includes direct expenses for software licenses, maintenance services, programming and consulting services, sales and marketing expenses, product development expenses, and direct general, administrative and depreciation expenses. The "Other" caption includes depreciation, amortization of intangible assets, non-allocated costs and other expenses that are not directly identified with a particular business unit and which we do not consider in evaluating the operating income of the business unit.


NOTE 13 - COMMITMENTS AND CONTINGENCIES

We decided in the third quarter of fiscal 2002 to sell certain assets of our Australian subsidiary to the former management of such subsidiary, and then cease Australian operations. Such sale was, however, subject to the approval of National Australia Bank, the subsidiary's secured lender. The bank did not approve the sale and the subsidiary ceased operations in February 2002. The bank caused a receiver to be appointed in February 2002 to sell substantially all of the assets of the Australian subsidiary and pursue collections on any outstanding receivables. The receiver proceeded to sell substantially all of the assets for $300,000 in May 2002 to an entity affiliated with the former management, and actively pursued the collection of receivables. If the sale proceeds plus collections on receivables had been insufficient to discharge the indebtedness to National Australia Bank, we might have been called upon to pay the deficiency under our guarantee to the bank. At March 31, 2004 we accrued $187,000 as the maximum amount of our potential exposure. In June 2004, we settled this obligation by paying $69,000 to the bank. As a result, the $118,000 accrual in excess of settlement amount was written off to the consolidated statement of operations as other income in the quarter ended June 30, 2004.

On May 15, 2002, an employee who was out on disability/worker's compensation leave, Debora Hintz, filed a claim with the California Labor Commissioner seeking $41,000 in alleged unpaid commissions. On or about December of 2002, Ms. Hintz filed a discrimination claim against us with the Department of Fair Employment and Housing, alleging harassment and sexual orientation discrimination. We had responded appropriately to both the wage claim and the discrimination allegations, which we believed lack merit based on present information. On December 1, 2003, the Department of Fair Housing and Employment closed the case on the basis of no probable cause to prove violation of statue, and gave notice of right to sue. In January 2004, we terminated Ms. Hintz's employment with us and, as a result, her medical insurance was terminated. On February 12, 2004, Ms. Hintz filed a petition for violation of Labor Code
Section 132(a) before the Workers' Compensation Appeals Board of the State of California.

On November 22, 2002, we and Sabica Ventures, Inc. ("Sabica", our wholly-owned subsidiary), were sued in a matter entitled Stemley vs. Shea Homes, Inc. et. al., in San Diego Superior Court Case No. GIC 787680, as Pacific Cabinets. The case dealt with alleged construction defects. Pacific Cabinets was dismissed from the litigation for a waiver of fees and costs. At this time, neither we nor Pacific Cabinets are parties to this action. Because no significant discovery was done, it is not possible at this time to provide an evaluation of potential exposure, though it appears highly unlikely that Pacific Cabinets or we would be brought back into this suit.

On April 2, 2004, we filed a federal court action in the Southern District of California against 5R Online, Inc., John Frabasile, Randy Pagnotta, our former officers, and Terry Buckley for fraud, breach of fiduciary duty, breach of contract, and unfair business practice arising from their evaluation of, recommendation for, and ultimately engagement in a development arrangement between IPI and 5R. Pursuant to the development agreement entered into in June 2003 and upon reliance of the representations of the individual defendants that product development was progressing, we paid and expensed $640,000 in development payments in the fiscal year ended March 31, 2004 but received no product. The amount in controversy is the $640,000 development payments as well as a claim for punitive damages. Defendants Pagnotta and Buckley have counterclaimed against defendant Frabasile, who has moved to dismiss in light of a parallel action pending in Canada. Frabasile's and 5R Online, Inc.'s response to IPI's complaint was due on August 9, 2004. Settlement negotiations are currently underway.

RTI was named as a cross-defendant in an action by General Electric Capital Corporation as plaintiff ("GE Capital"), against San Francisco City Stores LLC, dated May 10, 2004. The cross-complaint filed on behalf of San Francisco City Stores names GE Capital, Big Hairy Dog Information Systems, and RTI as cross-defendants, claiming breach of warranty and unfair competition (against
RTI), and makes various other claims against GE Capital and Big Hairy Dog Information Systems. The claim is for approximately $83,000. However, we believe the claims made against RTI are without merit and we intend to vigorously defend them.

Except as set forth above, we are not involved in any material legal proceedings, other than ordinary routine litigation proceedings incidental to our business, none of which are expected to have a material adverse effect on our financial position or results of operations. However, litigation is subject to inherent uncertainties, and an adverse result in existing or other matters may arise from time to time which may harm our business.


NOTE 14 - RELATED-PARTY TRANSACTIONS

Included in other receivables at June 30, 2004 and March 31, 2004 are amounts due from our officers and employees in the amount of $14,000 and $37,000, respectively.

In connection with the Page Digital acquisition, we assumed a three-party lease agreement for our Colorado offices between CAH Investments, LLC ("CAH"), wholly owned by the spouse of our executive officer, Larry Page, and Southfield Crestone, LLC, whereby Page Digital agreed to lease offices for ten years expiring on December 31, 2013. CAH and Southfield Crestone LLC are equal owners of the leased property. Rent expense related to this lease is $200,000 for the three months ended June 30, 2004. Security deposit of $170,000 relating to this lease is included in other long-term assets at June 30, 2004 and March 31, 2004.

We retain our former CEO and Chairman of the Board, Barry Schechter, to provide consulting services starting August 2003. For the quarters ended June 30, 2004 and 2003, the expense for this service was $111,000 and $0, respectively.

We retained an entity owned by an immediate family member of our former CEO and Chairman, Harvey Braun, to provide recruiting and marketing services. For the quarters ended June 30, 2004 and 2003, the expense for this service was $0 and $10,000, respectively.

In May 2004, Mr. Braun resigned from his position as Chief Executive Officer. We are currently negotiating a separation agreement as of July 31, 2004. We reserved an estimated severance payment of $163,000 in the three months ended June 30, 2004 and included this in accrued expenses at June 30, 2004.

NOTE 15 - SUBSEQUENT EVENTS

Pursuant to a Securities Purchase Agreement dated July 12, 2004, we sold and issued to an investor a secured convertible term note ("Note") for a gross proceed of $7.0 million. In addition, we issued to the investor a warrant to purchase up to 3,750,000 shares of our common stock at a price of $0.71 per share ("Warrant"). The investor is aware that we have exceeded our authorized share capital limit of 100,000,000 shares and that we intend to increase our authorized share capital limit to 250,000,000. We submitted a proposal to amend our Certificate of Incorporation to increase our authorized shares of common stock to 250,000,000 to our stockholders at our annual meeting on August 11, 2004. We did not receive sufficient votes to authorize the increase at that time and adjourned the meeting until August 27, 2004 to provide us additional time to secure sufficient votes to effect the increase. Our obligations under the Note are secured by all of our assets. All our wholly owned subsidiaries guaranteed our obligations under the Note. We also pledged all of our interests in the outstanding stock of our subsidiaries as security for our obligations under the Note.

The Note matures on September 1, 2004 (Maturity Date"); provided however, the maturity of the Note will be automatically extended to July 12, 2007 upon the stockholders approving an amendment to our Certificate increasing the authorized common stock to 250 million shares and us filing an amendment to our Certificate to effect the increase with the Secretary of State of Delaware by August 31, 2004. We are required to make monthly payments in the amount of $212,000 plus any unpaid interest commencing on August 1, 2004. In July 2004, the investor agreed to defer the August 1, 2004 payment until Maturity Date.

The Note accrues interest at a rate per annum (the "Interest Rate") equal to the "prime rate" (4.25% as of July 31, 2004) published in The Wall Street Journal from time to time, plus two percent. Interest under the Note is payable monthly in arrears commencing on August 1, 2004. The Interest Rate is calculated on the last day of each month (the "Determination Date") and is subject to adjustment as follows: (1) if the shares issuable upon conversion of the Note or exercise of the Warrant have been registered with the U.S. Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "Securities Act") and the market price of our common stock for the five trading days immediately preceding the Determination Date exceeds the then applicable conversion price for the Note by at least 25%, then the Interest Rate for the succeeding calendar month shall be reduced by 2% for each incremental 25% increase over the then applicable conversion price or (2) if all of the conditions set forth in subparagraph (1) have been satisfied, except that the shares issuable upon conversion of the Note or exercise of Warrant have not been registered, then the Interest Rate for the succeeding calendar month shall be reduced by 1% for each incremental 25% increase over the then applicable conversion price. The initial conversion price under the Note is $0.56 per share, subject to adjustment upon our issuance of securities at a price per share below the fixed conversion price, a stock split or combination, declaration of a dividend on our common stock or reclassification of our common stock. We have the option to redeem the Note by paying the investor 125% of the principal amount due under the Note together with all accrued and unpaid interest.

The Warrant is immediately exercisable and has a seven year term. We have the right to require exercise of the Warrant in whole or in part if: (1) all of our obligations under the Note have been irrevocably paid in full, (2) the common stock underlying the Warrant has been registered on a registration statement declared effective by the SEC, and such registration statement remains effective, and (3) the average closing price of our common stock for the ten
(10) trading days immediately prior to the proposed date of the mandatory exercise of the Warrant is greater than three hundred percent (300%) of the then applicable exercise price.

We are obligated to file a registration statement on Form S-3 (or if Form S-3 is not available another appropriate form) (the "Registration Statement") registering the shares of our common stock issuable upon conversion of the Note or exercise of the Warrant (the "Underlying Shares") pursuant to the Registration Rights Agreement between us and the investor (the "Registration Rights Agreement"). We are required to file the Registration Statement by September 10, 2004 (the "Filing Date") and have the Registration Statement declared effective by the SEC no later than 90 days after it is filed (the "Effectiveness Date"). If the Registration Statement is not filed by the Filing Date, declared effective by the Effectiveness Date, ceases to be effective for more than 30 days in any calendar year or 10 consecutive calendar days or if our common stock is not listed or traded or is suspended from trading for three consecutive trading days, we are required to pay the investor liquidated damages equal to 2% of original principal balance on the Note for each 30 day period (with partial periods prorated) that such event continues. We are obligated to keep the Registration Statement effective until the earlier of when (1) all of the Underlying Shares have been sold or (2) such time as all of the Underlying Shares can be sold without registration or volume restrictions under Rule 144(k) of the Securities Act (the "Effectiveness Period"). If there is not an effective Registration Statement covering the Underlying Shares at any time during the Effectiveness Period and we propose to file a registration statement for our own account or the account of others, we will be obligated to include the Underlying Shares on that registration statement.

In accordance with generally accepted accounting principles, the difference between the conversion price of $0.56 and our stock price on the date of issuance of the Note was recorded as interest expense. It was recognized in the statement of operations during the period from the issuance of the debt to the time at which the debt first became convertible. We recognized this interest expense of $281,000 in July 2004.

We allocated the proceeds received from the Note with a detachable warrant using the relative fair market value of the individual elements at the time of issuance. The amount allocated to the warrant was $531,000 and is being amortized as interest expense over the life of the Note.

Effective July 1, 2004, Robert P. Wilkie and Ivan M. Epstein resigned from our board of directors. Messrs. Wilke and Epstein were both independent directors and we are currently looking for two independent individuals to fill the vacancies resulting from their resignations.

Effective as of July 14, 2004, Steven Beck resigned from our board of directors and Donald Radcliffe, who previously served as our director from May 1998 to October 2003, was appointed to replace Mr. Beck. Effective July 29, 2004, Mr. Beck resigned from his position as executive officer. We agreed to pay Mr. Beck $325,000 with $109,000 payable on July 29, 2004 and the balance payable in four monthly installments of $54,000 commencing on August 15, 2004.

ITEM 2.   -  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
             RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

THIS REPORT CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934 AND THE COMPANY INTENDS THAT CERTAIN MATTERS DISCUSSED IN THIS REPORT ARE "FORWARD-LOOKING STATEMENTS" INTENDED TO QUALIFY FOR THE SAFE HARBOR FROM LIABILITY ESTABLISHED BY THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE FORWARD-LOOKING STATEMENTS CAN GENERALLY BE IDENTIFIED BY THE CONTEXT OF THE STATEMENT WHICH MAY INCLUDE WORDS SUCH AS THE COMPANY ("IPI," "WE" OR "US") "BELIEVES," "ANTICIPATES," "EXPECTS," "FORECASTS," "ESTIMATES" OR OTHER WORDS SIMILAR MEANING AND CONTEXT. SIMILARLY, STATEMENTS THAT DESCRIBE FUTURE PLANS, OBJECTIVES, OUTLOOKS, TARGETS, MODELS, OR GOALS ARE ALSO DEEMED FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE FORECASTED OR ANTICIPATED AS OF THE DATE OF THIS REPORT. CERTAIN OF SUCH RISKS AND UNCERTAINTIES ARE DESCRIBED IN CLOSE PROXIMITY TO SUCH STATEMENTS AND ELSEWHERE IN THIS REPORT INCLUDING ITEM 2, "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." STOCKHOLDERS, POTENTIAL INVESTORS AND OTHER READERS ARE URGED TO CONSIDER THESE FACTORS IN EVALUATING THE FORWARD-LOOKING STATEMENTS AND ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS OR CONSTRUE SUCH STATEMENTS TO BE A REPRESENTATION BY US THAT OUR OBJECTIVES OR PLANS WILL BE ACHIEVED. THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS REPORT ARE MADE ONLY AS OF THE DATE OF THIS REPORT, AND WE UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE SUCH FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.

THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES AND OTHER FINANCIAL INFORMATION APPEARING ELSEWHERE IN THIS FORM 10-Q. READERS ARE ALSO URGED TO CAREFULLY REVIEW AND CONSIDER THE VARIOUS DISCLOSURES MADE BY US WHICH ATTEMPT TO ADVISE INTERESTED PARTIES OF THE FACTORS WHICH AFFECT OUR BUSINESS, INCLUDING WITHOUT LIMITATION THE DISCLOSURES MADE UNDER THE CAPTION "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," AND THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED IN OUR ANNUAL REPORT FILED ON FORM 10-K FOR THE YEAR ENDED MARCH 31, 2004, AND THE DISCLOSURES UNDER THE HEADING "RISK FACTORS" IN THE FORM 10-K, AS WELL AS OTHER REPORTS AND FILINGS MADE WITH THE SECURITIES AND EXCHANGE COMMISSION.

OVERVIEW

We are a provider of software solutions and services to the retail industry. We provide solutions that help retailers understand, create, manage and fulfill consumer demand. We derive the majority of our revenues from the sale of application software licenses and the provision of related professional and support services. Application software license fees are dependent upon the sales volume of our customers, the number of users of the application(s), and/or the number of locations in which the customer plans to install and utilize the application(s). As the customer grows in sales volume, adds additional users and/or adds additional locations, we charge additional license fees. We typically charge for support, maintenance and software updates on an annual basis pursuant to renewable maintenance contracts. We typically charge for professional services including consulting, implementation and project management services on an hourly basis.

In recent periods, we have sustained a relatively flat period in terms of revenues and have suffered operating and net losses, largely attributable to general economic and competitive conditions. In this regard, we have taken a number of steps designed to improve our operations, including:

         o Acquired two complementary companies with substantial revenues and earnings potential;
         o Revamped our management team by adding a new President and COO and CTO, as well as a new CFO;
         o Improved our IBM-based core products through continuing internal research and development;
         o Obtained the rights to distribute complementary products, including a new easy-to-install and easy-to-use, open-architecture software system for very small retailers, which we are currently offering;
         o Established partnerships with several value added resellers to provide a variety of options and product extensions;
         o Improved our distribution capabilities by adding new third party channels, such as IBM and IBM's resellers, and professional service firms, such as CGI and LakeWest.

We believe that these actions will position us to achieve revenue growth and profitability.

RECENT DEVELOPMENTS

         o In June 2004, we completed the acquisition of RTI. See "Acquisition of RTI" below.

         o Upon completion of RTI's acquisition, Michael Tomczak, RTI's CEO and President, was appointed our President, Chief Operating Officer and director and Jeffrey Boone, RTI's Chief Technology Officer, was appointed our CTO. Mr. Tomczak replaced Steve Beck, who was serving as our president and Mr. Page, who was serving as our COO. Mr. Boone replaced Mr. Page as our CTO. Mr. Beck served as our President from April 2003 to June 2004 and our COO from April 2003 to February 2004. Mr. Page served as our CTO from January 2004 to June 2004 and as our COO from February 2004 to June 2004.

         o Harvey Braun resigned from the board of directors and the position of CEO in May 2004.

         o Mr. Beck resigned from the board of directors and the position of executive officer in July 2004. Donald Radcliffe, who previously served as our director from May 1998 to October 2003, was appointed to replace Mr. Beck.

         o In July, we sold and issued a secured convertible note for a gross proceed of $7.0 million. See "Indebtedness - Laurus" below.

ACQUISITION OF RTI

Pursuant to an agreement dated June 1, 2004, we acquired RTI from Michael Tomczak, Jeffrey Boone and Intuit in a merger transaction. On March 12, 2004, we, RTI, Merger Sub and the Shareholders entered the March 12, 2004 Merger Agreement which provided we would acquire RTI in a merger transaction in which RTI would merge with and into Merger Sub. The merger consideration contemplated by the March 12, 2004 Merger Agreement was a combination of cash and shares of our common stock. The March 12, 2004 Merger Agreement was amended by the Amended Merger Agreement dated June 1, 2004.

Pursuant to the Amended Merger Agreement, the Merger was completed with the following terms: (i) we assumed RTI's obligations under those certain promissory notes issued by RTI on December 20, 2002 with an aggregate principal balance of $2.3 million; (ii) the total consideration paid at the closing of the Merger was $10.0 million paid in shares of our common stock and newly designated Series B Preferred and promissory notes; (iii) the Shareholders and Intuit are entitled to price protection payable if and to the extent that the average trading price of our common stock is less than $0.76 at the time the shares of our common stock issued in the Merger and issuable upon conversion of the Series B Preferred are registered pursuant to the Registration Rights Agreement dated June 1, 2004 between us, the Shareholders and Intuit; and (iv) the merger consisted of two steps (the "Merger"), first, Merger Sub merged with and into RTI, Merger Sub's separate corporate existence ceased and RTI continued as the surviving corporation (the "Reverse Merger"), immediately thereafter, RTI merged with and into Merger Sub II, RTI's separate corporate existence ceased and Merger Sub II continued as the surviving corporation (the "Second-Step Merger").

As a result of the Merger, each Shareholder received 1,258,616 shares of Series B Preferred and a promissory note payable monthly over two years in the principal amount of $1,295,000 bearing interest at 6.5% per annum. As a result of the Merger, Intuit, the holder of all of the outstanding shares of RTI's Series A Preferred stock, received 1,546,733 shares of our common stock and a promissory note payable monthly over two years in the principal amount of $530,700 bearing interest at 6.5% per annum.

The Shareholders and Intuit were also granted registration rights. Under the Registration Rights Agreement, we agreed to register the common stock issuable upon conversion of the Series B Preferred issued to the Shareholders within 30 days of the automatic conversion of the Series B Preferred into common stock. The automatic conversion will occur upon us filing the Certificate of Amendment with the Delaware Secretary of State increasing the authorized number of shares of our common stock after securing shareholder approval for the Certificate of Amendment. Under the Registration Rights Agreement, Intuit is entitled to demand registration or to have its shares included on any registration statement filed prior the registration statement covering the Shareholders' shares, subject to certain conditions and limitations, or if not previously registered to have its shares included on the registration statement registering the Shareholders' shares. The Shareholders and Intuit are entitled to price protection payments of up to a maximum of $0.23 per share payable by promissory note, if and to the extent that the average closing price of our common stock for the 10 days immediately preceding the date the registration statement covering their shares is declared effective by the Securities and Exchange Commission, is less than the 10 day average closing price as of June 1, 2004, which was $0.76.

Pursuant to the Amended Merger Agreement, The Sage Group, plc as well as certain officers and directors signed voting agreements that provide they will not dispose of or transfer their shares of our capital stock and that they will vote their shares of our capital stock in favor of the Certificate of Amendment and the Amended Merger Agreement and transactions contemplated therein.

Upon the consummation of the Merger, Michael Tomczak, RTI's former President and Chief Executive Officer, was appointed our President, Chief Operating Officer and director and Jeffrey Boone, RTI's former Chief Technology Officer, was appointed our Chief Technology Officer. We entered into two-year employment agreements and non-competition agreements with Mr. Tomczak and Mr. Boone.

The combination of Island Pacific and RTI, will enable us to offer a fully integrated solution to mid-tier retailers that will be unique in the marketplace. As a result of this transaction, smaller retailers will now be able to cost-effectively acquire a solution that provides both front and back-end support. The combination instantly expands our products, services offerings and distribution channels.

RECENT ACCOUNTING PRONOUNCEMENTS

None.

QUARTER ENDED JUNE 30, 2004 COMPARED TO QUARTER ENDED JUNE 30, 2003

NET SALES

Net sales decreased by $0.2 million, or 4%, to $5.3 million in the quarter ended June 30, 2004 from $5.5 million in the quarter ended June 30, 2003. The decrease is due to a $1.3 million decrease in modification and services sales on the Toys "R" Us, Inc. ("Toys") contract, which was completed in the fiscal year ended March 31, 2004, a $0.4 million decrease in software license revenue and $0.6 million decrease in services revenue; offset in part by $1.2 million in revenues from Page Digital, $0.7 million in revenues from RTI and $0.2 increase in hardware sales.

COST OF SALES/GROSS PROFIT

Cost of sales increased by $0.1 million, or 6%, to $1.8 million in the quarter ended June 30, 2004 from $1.7 million in the quarter ended June 30, 2003. Gross profit as a percentage of net sales decreased to 65% in the quarter ended June 30, 2004 from 70% in the prior comparative period. The increase in cost of sales and the decrease in gross profit as a percentage of net sales were due to increase in hardware and support services revenues which have lower margins and decrease in software license revenues, which has higher margins.

APPLICATION DEVELOPMENT EXPENSE

Application development expense increased by $1.1 million, or 1100%, to $1.2 million in the quarter ended June 30, 2004 from $0.1 million in the quarter ended June 30, 2003. The increase is primarily due to $0.6 million decrease in capitalization of development costs for new products and our continuing efforts in enhancing and improving our existing products. We've made significant investments in our new products in fiscal 2004 and the first quarter of fiscal 2005. Most of these new products were completed in the quarter ended June 30, 2004.

DEPRECIATION AND AMORTIZATION

Depreciation and amortization increased by $0.5 million, or 56%, to $1.4 million in the quarter ended June 30, 2004 from $0.9 million in the quarter ended June 30, 2003. The increase is due to additions of fixed assets and intangible assets from acquisitions of Page Digital in the fourth quarter of fiscal 2004 and RTI in the first quarter of fiscal 2005.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses increased by $1.7 million, or 61%, to $4.5 million in the quarter ended June 30, 2004 from $2.8 million in the quarter ended June 30, 2003. The increase is mainly due to the additions of selling, general and administrative expenses of $0.5 million from the acquisition of Page Digital and $0.6 million from the acquisition of RTI. In addition, the increase is due to increasing our efforts and spending in marketing and sales activities and professional fees related to the acquisition of RTI and financing activities.

INCOME (LOSS) FROM OPERATIONS

Loss from operations which included depreciation and amortization expense, was $3.6 million for the quarter ended June 30, 2004, compared to an income from operations of $0.01 million for the quarter ended June 30, 2003.

INTEREST EXPENSE

Interest expense was $0.3 million in the quarters ended June 30, 2004 and 2003.

PROVISION FOR INCOME TAXES

No provision was made at June 30, 2004 due to the availability of tax losses. Provision for income taxes for the quarter ended June 30, 2003 produced an income of $0.6 million. The income tax refund of $0.6 million at June 30, 2003 resulted from the amendment of prior years' income tax returns to carry back net operating losses incurred in the prior years.

CUMULATIVE PREFERRED DIVIDENDS

Cumulative dividends on the outstanding preferred stock attributable to the quarter ended June 30, 2004 and 2003 were $0.3 million, respectively.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOWS

During the quarter ended June 30, 2004, we financed our operations, using cash on hand and, internally generated cash. At June 30, 2004 and March 31, 2004, we had cash of $1.3 million and $2.1 million, respectively.

Operating activities used cash of $1.1 million in the quarter ended June 30, 2004 and $1.3 million in the quarter ended June 30, 2003. Cash used for operating activities in the quarter ended June 30, 2004 resulted from $3.8 million net loss, $0.5 million increase in accounts receivable and other receivables and $0.2 million decrease in accounts payable and accrued expenses; offset in part by $1.9 million increase in deferred revenue and $1.4 million of non-cash depreciation and amortization.

Investing activities provided cash of $0.4 million in the quarter ended June 30, 2004 and used cash of $0.9 million in the quarter ended June 30, 2003. Cash provided by investing activities in the current quarter was primarily from $0.6 million cash from acquisition of RTI; offset in part by capitalization of $0.3 million software development costs.

Financing activities used cash of $0.2 million in the quarter ended June 30, 2004 and provided cash of $8.0 million in the quarter ended June 30, 2003. Cash used for financing activities in the quarter ended June 30, 2004 was primarily $0.2 million payments on notes payable to related parties.

Accounts receivable increased to $6.6 million at June 30, 2004 from $4.6 million at March 31, 2004. The increase is primarily due to increase in current receivables for semi-annual maintenance contracts billed in the quarter ended June 30, 2004 and $1.3 million in receivables from RTI in the current quarter.

We believe that our cash and cash equivalent and funds generated from operations will provide adequate liquidity to meet our normal operating requirements for at least the next twelve months.

INDEBTEDNESS

NATIONAL AUSTRALIA BANK LIMITED

We decided in the third quarter of fiscal 2002 to sell certain assets of the Australian subsidiary to the former management of such subsidiary, and then cease Australian operations. The sale was subject to the approval of National Australia Bank, the subsidiary's secured lender. The bank did not approve the sale and the subsidiary ceased operations in February 2002. The bank caused a receiver to be appointed in February 2002 to sell substantially all of the assets of the Australian subsidiary and pursue collections on any outstanding receivables. The receiver proceeded to sell substantially all of the assets for $300,000 in May 2002 to an entity affiliated with former management, and actively pursued the collection of receivables. If the sale proceeds plus collections on receivables were insufficient to discharge the indebtedness to National Australia Bank, we might be called upon to pay the deficiency under our guarantee to the bank. We accrued $187,000 as the maximum amount of our potential exposure as of March 31, 2004. In June 2004, we settled this obligation by paying $69,000 to the bank. As a result, the $118,000 accrual in excess of settlement amount was written off to the consolidated statement of operations as other income in the quarter ended June 30, 2004.

OMICRON/MIDSUMMER

In March 2004, we entered into a Securities Purchase Agreement for the sale of 9% convertible debentures (the "March '04 Debentures") to Omicron Master Trust ("Omicron") for gross proceeds of $1.75 million ("Omicron Debenture") and Midsummer Investments, Ltd. ("Midsummer") for gross proceeds of $1.25 million ("Midsummer Debenture"). With proceeds from the sale of a secured convertible term note to Laurus Master Fund, Ltd. ("Laurus") in July 2004 for $7.0 million, the Omicron Debenture with the principal balance of $1.75 million was paid off in full together with $0.1 million in accrued interest, liquidated damages and prepayment penalty. We also amended the Midsummer Debenture pursuant to Amendment No. 1 to the 9% Convertible Debenture, Due May 15, 2006 Issued to Midsummer and Waiver dated July 30, 2004 as partial consideration for Midsummer consenting to the transaction with Laurus and issued 600,000 shares of common stock to Midsummer as payment for $112,000 in liquidated damages and as partial consideration for for Midsummer consenting to the transaction with Laurus and issued 600,000 shares of common stock to Midsummer as payment for $112,000 in liquidated damages and as partial consideration for its consent to the Laurus Transaction.

The amended Midsummer Debenture matures in May 2006 and bears an interest rate of 9% per annum. Interest only payments, payable, at our option, in cash or shares of common stock, are payable on a monthly basis. The amended Midsummer Debenture is convertible into shares of our common stock at a conversion price of $0.56 per share, subject to adjustment if we offer or sell any securities for an effective per share price that is less than 87% of the then current conversion price, negatively restate any of our financial statement or make any public disclosure that negatively revises or supplements any prior disclosure regarding a material transaction consummated prior to March 15, 2004 or trigger other customary anti-dilution protections. If certain conditions are met, we have the option to redeem the amended Midsummer Debenture at 100% of its face value, plus accrued but unpaid interest.

We must redeem the amended Midsummer Debenture at the initial monthly amount of $50,000 commencing on September 1, 2004 which increases to $62,500 as of February 1, 2005. If the daily volume weighted average price of our common stock on the American Stock Exchange exceeds the then current conversion price by more than 200% for 15 consecutive trading days, we have the option to cause Midsummer to convert the then outstanding principal amount of amended Midsummer Debenture into our common stock at the conversion price then in effect.

We also issued Omicron and Midsummer (the "Purchasers") two warrants as follows:
(1) Series A Warrants to purchase up to an aggregate of 1,043,479 shares of our common stock at an exercise price of $1.15 per share, which was reduced to $0.56 per share as a result of the transaction with Laurus, with a five-year term, exercisable at anytime after September 16, 2004, subject to adjustment if the we offer or sell any securities for an effective per share price that is less than the then current exercise price, negatively restate any of our financial statements or make any public disclosure that negatively revises or supplements any prior disclosure regarding a material transaction consummated prior to March 15, 2004 or trigger other customary anti-dilution protections and (2) Series B Warrants to purchase up to 8,500,000 shares of our common stock with an exercise price of $5 per share, these warrants are immediately exercisable and expire on the earlier of the six-month anniversary of the effective date of the registration statement that is required to be filed or 18 months from March 15, 2004, subject to adjustment upon the issuance or sale of securities in a public offering for an effective per share price that is less than the then-current exercise price and upon the trigger of other customary anti-dilution protections.

For a period of one hundred eighty (180) days following the date the registration statement is declared effective ("Effective Date"), each Purchaser has the right, in its sole discretion, to elect to purchase such Purchaser's pro rata portion of additional Debentures and Series A Warrants for an aggregate purchase price of up to $2,000,000 in a second closing (the "Second Closing"). The terms of the Second Closing shall be identical to the terms set forth in the

Purchase Agreement and related documents, except that, the conversion price for the additional debentures and the exercise price for the additional warrants shall be equal to 115% of the average of the daily volume weighted average price of our common stock on the American Stock Exchange for the ten (10) days preceding the Second Closing ("Second Closing Price"). The Series A Warrant coverage for the Second Closing shall be 40% of each Purchaser's subscription amount divided by the Second Closing Price.

For a period of one hundred eighty (180) days following the Effective Date, if the daily volume weighted average price of our common stock for twenty (20) consecutive trading days exceeds $2.00, subject to adjustment, we may, on one occasion, in our sole determination, require the Purchasers to purchase each such Purchaser's pro rata portion of additional debentures and Series A Warrants for an aggregate purchase price of up to $2,000,000. Any such additional investment shall be under the terms set forth in the Purchase Agreement and related documents, except that, the conversion price for the additional Debentures and the exercise price for the additional warrants shall be equal to the then current conversion price and warrant exercise price for the 9% Debentures and warrants purchased on March 15, 2004.

For a period of six (6) months from the Effective Date, the Purchasers have a right of first refusal to participate in certain future financings by us involving the sale of our common stock or equivalent securities. The Purchasers were also granted registration rights under a Registration Rights Agreement dated March 15, 2004, pursuant to which we were required to file a registration statement respecting the common stock issuable upon the conversion of the debentures and exercise of the warrants within thirty (30) days after March 15, 2004, and to use best efforts to have the registration statement declared effective at the earliest date. If a registration statement was not filed within such thirty (30) day period or declared effective within such ninety (90) day period (or within one hundred twenty (120) days in the event of a full review by the SEC), we became obligated to pay liquidated damages to the Purchasers equal to 2% per month of each such Purchasers' subscription amount under the Purchase Agreement plus the value of any warrants issued pursuant to the Purchase Agreement then held by such Purchaser. The registration statement has not been filed as of July 31, 2004; therefore, liquidated damages in the amount of $201,000 in liquidated damages have been recorded and included in accrued expenses at June 30, 2004.

In accordance with generally accepted accounting principles, the difference between the original conversion price of $1.32 and our stock price of the date of issuance of the debentures was recorded as interest expense. It was recognized in the statement of operations during the period from the issuance of the debt to the time at which the debt first became convertible. We recognized this interest expense of $265,000 in the fiscal year ended March 31, 2004.

We allocated the proceeds received from convertible debt with detachable warrants using the relative fair market value of the individual elements at the time of issuance. The amount allocated to the warrants was $720,000 and is being amortized as interest expense over the life of the convertible debentures. We recorded an interest expense of $83,000 and $0 in the quarter ended June 30, 2004 and 2003, respectively.

The outstanding balance of Midsummer Debenture, including accrued interest, is $1.3 million at July 31, 2004.

INTUIT

In connection with the RTI acquisition in June 2004, we issued a promissory note to Intuit for $0.5 million ("Intuit Note"). The Intuit Note is due on June 1, 2006 and payable in monthly installments of $4,000 from June 1, 2004 through December 1, 2004, increasing to $30,000 from January 1, 2005. The Intuit Note earns interest at a rate of 6.5% per annum. The balance of Intuit Note including accrued interest is $0.5 million at July 31, 2004.

RTI NOTEHOLDERS

In connection with the RTI acquisition in June 2004, we assumed RTI's obligations on notes payable totaling $1.8 million and issued additional $0.5 million to the holders of these notes. These notes are secured by common stock of our subsidiary IP Retail Technology International, Inc. (formerly known as IPI Merger Sub II, Inc.; "IP RTI"). The notes are due on May 31, 2005 and payable in monthly installments in aggregate of $197,000 commencing May 31, 2004. These notes earn interest at a rate of 6.5% per annum. The balance of these notes, including accrued interest, is $1.9 million at July 31, 2004.

TOMCZAK/BOONE

In connection with the RTI acquisition in June 2004, we issued promissory notes to RTI's two principals, Michael Tomczak and Jeffrey Boone, totaling $2.6 million ("Officers Notes"). The Officers Notes are due on June 1, 2006 and payable in monthly installments in aggregate of $20,000 from June 1, 2004 through May 1, 2005, increasing to $200,000 from June 1, 2005. The Officers Notes earn interest at a rate of 6.5% per annum. The balance of the Officers Notes is $2.6 million at July 31, 2004.

LAURUS

Pursuant to a Securities Purchase Agreement dated July 12, 2004, we sold and issued to an investor a secured convertible term note ("Note") for gross proceeds of $7.0 million. In addition, we issued to the investor a warrant to purchase up to 3,750,000 shares of our common stock at a price of $0.71 per share ("Warrant"). The investor is aware that we have exceeded our authorized share capital limit of 100,000,000 shares and that we intend to increase our authorized share capital limit to 250,000,000. We submitted a proposal to amend our Certificate of Incorporation to increase our authorized shares of common stock to 250,000,000 to our stockholders at our annual meeting on August 11, 2004. We did not receive sufficient votes to approve the amendment to the Certificate of Incorporation at that time and have adjourned the meeting until August 27, 2004 to provide us time to secure additional votes sufficient to effect such amendment. Our obligations under the Note are secured by all of our assets. All our wholly owned subsidiaries guarantied our obligations under the Note. We also pledged all of our interests in the outstanding stock of our subsidiaries as security for our obligations under the Note.

The Note matures on September 1, 2004 ("Maturity Date"); provided however, the maturity of the Note will be automatically extended to July 12, 2007 upon the stockholders approving an amendment to our Certificate increasing our authorized common stock to 250 million shares and us filing an amendment to our Certificate to effect the increase with the Secretary of State of Delaware by August 31, 2004. We are required to make monthly payments of $212,000 commencing August 1, 2004. In July 2004, the investor agreed to defer the August 1, 2004 payment until Maturity Date.

The Note accrues interest at a rate per annum (the "Interest Rate") equal to the "prime rate" published in The Wall Street Journal from time to time, plus two percent. Interest under the Note is payable monthly in arrears commencing on August 1, 2004. The Interest Rate is calculated on the last day of each month (the "Determination Date") and is subject to adjustment as follows: (1) if the shares issuable upon conversion of the Note or exercise of the Warrant have been registered with the U.S. Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "Securities Act") and the market price of our common stock for the five trading days immediately preceding the Determination Date exceeds the then applicable conversion price for the Note by at least 25%, then the Interest Rate for the succeeding calendar month shall be reduced by 2% for each incremental 25% increase over the then applicable conversion price or (2) if all of the conditions set forth in subparagraph (1) have been satisfied, except that the shares issuable upon conversion of the Note or exercise of Warrant have not been registered, then the Interest Rate for the succeeding calendar month shall be reduced by 1% for each incremental 25% increase over the then applicable conversion price. The initial conversion price under the Note is $0.56 per share, subject to adjustment upon our issuance of securities at a price below the fixed conversion price, a stock split or combination, declaration of a dividend on our common stock or reclassification of our common stock. We have the option to redeem the Note by paying the investor 125% of the principal amount due under the Note together with all accrued and unpaid interest.

The Warrant is immediately exercisable and has a seven year term. We have the right to require exercise of the Warrant in whole or in part if: (1) all of our obligations under the Note have been irrevocably paid in full, (2) the common stock underlying the Warrant has been registered on a registration statement declared effective by the SEC, and such registration statement remains effective, and (3) the average closing price of our common stock for the ten
(10) trading days immediately prior to the proposed date of the mandatory exercise of the Warrant is greater than three hundred percent (300%) of the then applicable exercise price.

We are obligated to file a registration statement on Form S-3 (or if Form S-3 is not available another appropriate form) (the "Registration Statement") registering the shares of our common stock issuable upon conversion of the Note or exercise of the Warrant (the "Underlying Shares") pursuant to the Registration Rights Agreement between us and the investor (the "Registration Rights Agreement"). We are required to file the Registration Statement by September 10, 2004 (the "Filing Date") and have the Registration Statement declared effective by the SEC no later than 90 days after it is filed (the "Effectiveness Date"). If the Registration Statement is not filed by the Filing

Date, declared effective by the Effectiveness Date, ceases to be effective for more than 30 days in any calendar year or 10 consecutive calendar days or if our common stock is not listed or traded or is suspended from trading for three consecutive trading days, we are required to pay the investor liquidated damages equal to 2% of original principal balance on the Note for each 30 day period (with partial periods prorated) that such event continues. We are obligated to keep the Registration Statement effective until the earlier of when (1) all of the Underlying Shares have been sold or (2) such time as all of the Underlying Shares can be sold without registration or volume restrictions under Rule 144(k) of the Securities Act (the "Effectiveness Period"). If there is not an effective Registration Statement covering the Underlying Shares at any time during the Effectiveness Period and we propose to file a registration statement for our own account or the account of others, we will be obligated to include the Underlying Shares on that registration statement.

In accordance with generally accepted accounting principles, we will compute the difference between the conversion price of $0.56 and our stock price on the date of issuance of the Note and record the relative portion as an interest expense in the second quarter of fiscal 2005.

We will also allocate the proceeds received from the Note with detachable warrant using the relative fair market value of the individual elements at the time of issuance and amortize the change over the life of the note.

The balance of the Note, including accrued interest, is $7.0 million at July 31, 2004.

CONTRACTUAL OBLIGATIONS

The following table summarizes our contractual obligations, including purchase commitments at June 30, 2004, and the effect such obligations are expected to have on our liquidity and cash flow in future periods.

                                                               Payment due by period
                                                               ---------------------
                                                         Less than 1
Contractual Cash Obligations                   Total        year      1-3 years    3-5 years    Thereafter
----------------------------                   -----        ----      ---------    ---------    ----------
                                                                   (in thousands)
Long-term debt obligations                   $16,562      $ 8,155      $ 8,407      $    --      $    --

Capital lease obligations                        228          179           49           --           --

Operating leases                              10,629        2,050        2,222        1,896        4,461

Purchase obligations                             946          927           19           --           --
                                             -------      -------      -------      -------      -------

     Total contractual cash obligations      $28,365      $11,311      $10,697      $ 1,896      $ 4,461
                                             =======      =======      =======      =======      =======

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, based on historical experience, and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies affect significant judgments and estimates used in the preparation of our consolidated financial statements:

     o REVENUE RECOGNITION. Our revenue recognition policy is significant because our revenue is a key component of our results of operations. In addition, our revenue recognition determines the timing of certain expenses such as commissions and royalties. We follow specific and detailed guidelines in measuring revenue; however, certain judgments affect the application of our revenue policy.

          We license software under non-cancelable agreements and provide related services, including consulting and customer support. We recognize revenue in accordance with Statement of Position 97-2 (SOP 97-2), Software Revenue Recognition, as amended and interpreted by Statement of Position 98-9, Modification of SOP 97-2, Software Revenue Recognition, with respect to certain transactions, as well as Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition", updated by SAB's 103 and 104, "Update of Codification of Staff Accounting Bulletins", and Technical Practice Aids issued from time to time by the American Institute of Certified Public Accountants.

          Software license revenue is generally recognized when a license agreement has been signed, the software product has been delivered ("delivered" constitutes F.O.B. shipping terms when a third party carrier is used), there are no uncertainties surrounding product acceptance, the fees are fixed and determinable, and collection is considered probable. If a software license contains an undelivered element, the fair value of the undelivered element is deferred and the revenue recognized once the element is delivered. In addition, if a software license contains customer acceptance criteria or a cancellation right, the software revenue is recognized upon the earlier of customer acceptance or the expiration of the acceptance period or cancellation right. Typically, payments for our software licenses are due in installments within twelve months from the date of delivery. Where software license agreements call for payment terms of twelve months or more from the date of delivery, revenue is recognized as payments become due and all other conditions for revenue recognition have been satisfied. Deferred revenue consists primarily of deferred license, prepaid services revenue and maintenance support revenue.

          Consulting services are separately priced, are generally available from a number of suppliers, and are not essential to the functionality of our software products. Consulting services, which include project management, system planning, design and implementation, customer configurations, and training are billed on both an hourly basis and under fixed price contracts. Consulting services revenue billed on an hourly basis is recognized as the work is performed. On fixed price contracts, consulting services revenue is recognized using the percentage of completion method of accounting by relating hours incurred to date to total estimated hours at completion. We have from time to time provided software and consulting services under fixed price contracts that require the achievement of certain milestones. The revenue under such arrangements is recognized as the milestones are achieved.

          Customer support services include post contract support and the rights to unspecified upgrades and enhancements. Maintenance revenues from ongoing customer support services are billed on a monthly basis and recorded as revenue in the applicable month, or on an annual basis with the revenue being deferred and recognized ratably over the maintenance period. If an arrangement includes multiple elements, the fees are allocated to the various elements based upon vendor-specific objective evidence of fair value.

     o ACCOUNTS RECEIVABLE. We typically extend credit to our customers. Software licenses are generally due in installments within twelve months from the date of delivery. Billings for customer support and consulting services performed on a time and material basis are due upon receipt. From time to time software and consulting services are provided under fixed price contracts where the revenue and the payment of related receivable balances are due upon the achievement of certain milestones. Management estimates the probability of collection of the receivable balances and provides an allowance for doubtful accounts based upon an evaluation of our customers' ability to pay and general economic conditions.

     o VALUATION OF LONG-LIVED AND INTANGIBLE ASSETS AND GOODWILL. We do not amortize goodwill, but instead test goodwill for impairment on an annual basis or more frequently if certain events occur. Goodwill is to be measured for impairment by reporting units, which currently consist of our operating segments. At each impairment test for a business unit, we are required to compare the carrying value of the business unit to the fair value of the business unit. If the fair value exceeds the carrying value, goodwill will not be considered impaired. If the fair value is less than the carrying value, we will perform a second test comparing the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. The difference if any between the carrying amount of that goodwill and the implied fair value will be recognized as an impairment loss, and the carrying amount of the associated goodwill will be reduced to its implied fair value. These tests require us to make estimates and assumptions concerning prices for similar assets and liabilities, if available, or estimates and assumptions for other appropriate valuation techniques.

          For our intangible assets with finite lives, including our capitalized software and non-compete agreements, we assess impairment at least annually or whenever events and circumstances suggest the carrying value of an asset may not be recoverable based on the net future cash flows expected to be generated from the asset on an undiscounted basis. When we determine that the carrying value of intangibles with finite lives may not be recoverable, we measure any impairment based on a projected discounted cash flow method using a discount rate determined by our management to be commensurate with the risk inherent in our current business model.

     o APPLICATION DEVELOPMENT. The costs to develop new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. Technological Feasibility has occurred when all planning, designing, coding and testing have been completed according to design specifications. Once technological feasibility is established, any additional costs would be capitalized, in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed".

     o STOCK-BASED COMPENSATION. We do not record compensation expense for options granted to our employees as all options granted under our stock option plans have an exercise price equal to the market value of the underlying common stock on the date of grant. In addition, we do not record compensation expense for shares issued under our employee stock purchase plan. As permitted under SFAS No. 123, "Accounting for Stock-Based Compensation" and SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure", we account for costs of stock based compensation in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and accordingly, discloses the pro forma effect on net income (loss) and related per share amounts using the fair-value method defined in SFAS No. 123, updated by SFAS No. 148.

BUSINESS RISKS

INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN OUR FORM 10-K FOR THE YEAR ENDED MARCH 31, 2004 AND FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2004. INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THOSE DESCRIBED BELOW, RISKS AND UNCERTAINTIES THAT ARE NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY BELIEVE ARE IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS OCCUR, OUR BUSINESS COULD BE HARMED, THE PRICE OF OUR COMMON STOCK COULD DECLINE AND OUR INVESTORS MAY LOSE ALL OR PART OF THEIR INVESTMENT. SEE THE NOTE REGARDING FORWARD-LOOKING STATEMENTS INCLUDED AT THE BEGINNING OF ITEM 2 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS IN THIS FORM 10-Q.

WE INCURRED LOSSES FOR FISCAL YEARS 2004, 2003 AND  2002.

We incurred losses of $4.2 million, $2.7 million and $14.7 million in the fiscal years ended March 31, 2004, 2003, and 2002 respectively. The losses in the past three years have generally been due to difficulties completing sales for new application software licenses, the resulting change in sales mix toward lower margin services, and debt service expenses. We will need to generate additional revenue to achieve profitability in future periods. If we are unable to achieve profitability, or maintain profitability if achieved, our business and stock price may be adversely effected and we may be unable to continue operations at current levels, if at all.

WE HAD NEGATIVE WORKING CAPITAL IN PRIOR FISCAL YEAR, AND WE HAVE EXTENDED PAYMENT TERMS WITH A NUMBER OF OUR SUPPLIERS.

At March 31, 2003, we had negative working capital of $4.1 million. We have had difficulty meeting operating expenses, including interest payments on debt, lease payments and supplier obligations. We have at times deferred payroll for our executive officers, and borrowed from related parties to meet payroll obligations. We have extended payment terms with our trade creditors wherever possible.

As a result of extended payment arrangements with suppliers, we may be unable to secure products and services necessary to continue operations at current levels from these suppliers. In that event, we will have to obtain these products and services from other parties, which could result in adverse consequences to our business, operations and financial condition, and we may be unable to obtain these products from other parties on terms acceptable to us, if at all.

OUR NET SALES HAVE DECLINED IN RECENT FISCAL YEARS. WE EXPERIENCED A SUBSTANTIAL DECREASE IN APPLICATION SOFTWARE LICENSE SALES. OUR GROWTH AND PROFITABILITY IS DEPENDENT ON THE SALE OF HIGHER MARGIN LICENSES.

Our net sales decreased by 2% in the fiscal year ended March 31, 2004, compared to the fiscal year ended March 31, 2003. Our net sales decreased by 16% in the fiscal year ended March 31, 2003 compared to the fiscal year ended March 31,

2002. We experienced a substantial decrease in application license software sales in fiscal year 2003 and 2002, which typically carry a much higher margin than other revenue sources. We must improve new application license sales to become profitable. We have taken steps to refocus our sales strategy on core historic competencies, but our typically long sales cycles make it difficult to evaluate whether and when sales will improve. We cannot be sure that the decline in sales has not been due to factors which might continue to negatively affect sales.

OUR FINANCIAL CONDITION MAY INTERFERE WITH OUR ABILITY TO SELL NEW APPLICATION SOFTWARE LICENSES.

Future sales growth may depend on our ability to improve our financial condition. Our past financial condition has made it difficult for us to complete sales of new application software licenses. Because our applications typically require lengthy implementation and extended servicing arrangements, potential customers require assurance that these services will be available for the expected life of the application. These potential customers may defer buying decisions until our financial condition improves, or may choose the products of our competitors whose financial conditions are, or are perceived to be, stronger. Customer deferrals or lost sales will adversely affect our business, financial conditions and results of operations.

OUR SALES CYCLES ARE LONG AND PROSPECTS ARE UNCERTAIN. THIS MAKES IT DIFFICULT FOR US TO PREDICT REVENUES AND BUDGET EXPENSES.

The length of sales cycles in our business makes it difficult to evaluate the effectiveness of our sales strategies. Our sales cycles historically have ranged from three to twelve months, which has caused significant fluctuations in revenues from period to period. Due to our difficulties in completing new application software sales in recent periods and our refocused sales strategy, it is difficult to predict revenues and properly budget expenses.

Our software applications are complex and perform or directly affect mission-critical functions across many different functional and geographic areas of the retail enterprise. In many cases, our customers must change established business practices when they install our software. Our sales staff must dedicate significant time consulting with a potential customer concerning the substantial technical and business concerns associated with implementing our products. The purchase of our products is often discretionary, so lengthy sales efforts may not result in a sale. Moreover, it is difficult to predict when a license sale will occur. All of these factors can adversely affect our business, financial condition and results of operations.

OUR OPERATING RESULTS AND REVENUE HAVE FLUCTUATED SIGNIFICANTLY IN THE PAST, AND THEY MAY CONTINUE TO DO SO IN THE FUTURE, WHICH COULD ADVERSELY AFFECT OUR STOCK PRICE.

Our quarterly operating results have fluctuated significantly in the past and may fluctuate in the future as a result of several factors, which are outside of our control including: the size and timing of orders, the general health of the retail industry, the length of our sales cycles and technological changes. If revenue declines in a quarter, our operating results will be adversely affected because many of our expenses are relatively fixed. In particular, sales and marketing, application development and general and administrative expenses do not change significantly with variations in revenue in a quarter. It is likely that in some future quarter our net sales or operating results will be below the expectations of public market analysts or investors. If that happens, our stock price will likely decline.

Further, due to these fluctuations, we do not believe period to period comparisons of our financial performance are necessarily meaningful nor should they be relied on as an indication of our future performance.

WE MAY EXPERIENCE SEASONAL DECLINES IN SALES, WHICH COULD CAUSE OUR OPERATING RESULTS TO FALL SHORT OF EXPECTATIONS IN SOME QUARTERS.

We may experience slower sales of our applications and services from October through December of each year as a result of retailers' focus on the holiday retail-shopping season. This can negatively affect revenues in our third fiscal quarter and in other quarters, depending on our sales cycles.

OUR DEBT COULD ADVERSELY AFFECT US.

As of July 31, 2004, our debt, including any accrued interest, is as follows:

         o $1.3 million in convertible debenture issued in March 2004 to Midsummer Investment, Ltd. due in full in May 2006, with monthly redemptions to commence in September 2004.

         o $0.5 million in promissory note issued in June 2004 to Intuit Inc. due in full on June 1, 2006, payable in monthly installments.

         o $1.9 million in promissory notes issued in June 2004 to RTI's noteholders due on May 1, 2005, payable in monthly installments.

         o $2.6 million in promissory notes issued in June 2004 to Michael Tomczak and Jeffrey Boone due on June 1, 2006, payable in monthly installments.

         o $7.0 million in a secured convertible term note issued to Laurus Master Fund, Ltd. in July 2004, matures on September 1, 2004, subject to automatic extension if we increase our authorized shares after such action is approved by our stockholders'.

The substantial amount of our indebtedness impacts us in a number of ways:

         o We have to dedicate a portion of cash flow from operations to principal and interest payments on the debt, which reduces funds available for other purposes.

         o We may not have sufficient funds to pay principal and/or interest when they become due resulting in a default, which could lead to our debt holders exercising rights under their respective debt instruments, including, without limitation, declaring debt immediately due and payable or taking possession or control of the assets that secure the respective debt instruments.

These are just some factors pertaining to our debt that generally place us at a disadvantage to our less leveraged competitors. Any or all of these factors could cause our stock price to decline.

WE MAY NEED TO RAISE CAPITAL TO GROW OUR BUSINESS. OBTAINING THIS CAPITAL COULD IMPAIR THE VALUE OF YOUR INVESTMENT.

We may need to raise further capital to:

         o        pay our debts outstanding at July 31, 2004 as set forth above;

         o        support unanticipated capital requirements;

         o        take advantage of acquisition or expansion opportunities;

         o        continue our current development efforts;

         o        develop new applications or services; or

         o        address working capital needs.

Our future capital requirements depend on many factors including our application development, sales and marketing activities. We do not know whether additional financing will be available when needed, or available on terms acceptable to us. If we cannot raise needed funds for the above purposes on acceptable terms, we may be forced to curtail some or all of the above activities and we may not be able to grow our business or respond to competitive pressures or unanticipated developments.

We may raise capital through public or private equity offerings or debt financings. To the extent we raise additional capital by issuing equity securities or convertible debt securities, our stockholders may experience substantial dilution and the new securities may have greater rights, preferences or privileges than our existing common stock.

INTANGIBLE ASSETS MAY BE IMPAIRED MAKING IT MORE DIFFICULT TO OBTAIN FINANCING.

Goodwill, capitalized software, non-compete agreements and other intangible assets represent approximately 86% of our total assets as of June 30, 2004. We may have to impair or write-off these assets, which will cause a charge to earnings and could cause our stock price to decline. Any such impairment will also reduce our assets, as well as the ratio of our assets to our liabilities. These balance sheet effects could make it more difficult for us to obtain capital, and could make the terms of capital we do obtain more unfavorable to our existing stockholders.

FOREIGN CURRENCY FLUCTUATIONS MAY IMPAIR OUR COMPETITIVE POSITION AND AFFECT OUR OPERATING RESULTS.

Fluctuations in currency exchange rates affect the prices of our applications and services and our expenses, and foreign currency losses will negatively affect profitability or increase losses. Approximately 80%, 19 % and 1% of our net sales were in the Americas, Europe and Asia, respectively, in the three months ended June 30, 2004. Approximately 90%, 10% and 0% of our net sales were in the Americas, Europe and Asia, respectively, in the three months ended June 30, 2003. Many of our expenses related to foreign sales, such as corporate level administrative overhead and development, are denominated in U.S. dollars. When accounts receivable and accounts payable arising from international sales and services are converted to U.S. dollars, the resulting gain or loss contributes to fluctuations in our operating results. We do not hedge against foreign currency exchange rate risks.

HISTORICALLY WE HAVE BEEN DEPENDENT ON A SMALL NUMBER OF CUSTOMERS FOR A SIGNIFICANT AMOUNT OF OUR BUSINESS.

One customer accounted for 12% of our consolidated net sales in the quarter ended June 30, 2004. Another customer accounted for 24% in the quarter ended June 30, 2003.

IF WE LOSE THE SERVICES OF ANY MEMBER OF OUR SENIOR MANAGEMENT OR KEY TECHNICAL AND SALES PERSONNEL, OR IF WE ARE UNABLE TO RETAIN OR ATTRACT ADDITIONAL TECHNICAL PERSONNEL, OUR ABILITY TO CONDUCT AND EXPAND OUR BUSINESS WILL BE IMPAIRED.

We are heavily dependent on our Chief Operating Officer, Michael Tomczak, and our Chief Technology, Jeffrey Boone. We are also heavily dependent on our former Chairman, Barry Schechter, who remains a consultant to us. We also believe our future success will depend largely upon our ability to attract and retain highly-skilled software programmers, managers, and sales and marketing personnel. Competition for personnel is intense, particularly in international markets. The software industry is characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. We compete against numerous companies, including larger, more established companies, for our personnel. We may not be successful in attracting or retaining skilled sales, technical and managerial personnel. The loss of key employees or our inability to attract and retain other qualified employees could negatively affect our financial performance and cause our stock price to decline.

WE ARE DEPENDENT ON THE RETAIL INDUSTRY, AND IF ECONOMIC CONDITIONS IN THE RETAIL INDUSTRY FURTHER DECLINE, OUR REVENUES MAY ALSO DECLINE. RETAIL SALES HAVE BEEN AND MAY CONTINUE TO BE SLOW.

Our future growth is critically dependent on increased sales to the retail industry. We derive the substantial majority of our revenues from the licensing of software applications and the performance of related professional and consulting services to the retail industry. The retail industry as a whole is currently experiencing increased competition and weakening economic conditions that could negatively impact the industry and our customers' ability to pay for our products and services. In addition, the retail industry may be consolidating, and it is uncertain how consolidation will affect the industry. Such consolidation and weakening economic conditions have in the past, and may in the future, negatively impact our revenues, reduce the demand for our products and may negatively impact our business, operating results and financial condition. Specifically, uncertain economic conditions and the specter of terrorist activities have adversely impacted sales of our software applications, and we believe mid-tier specialty retailers may be reluctant during the current economic climate to make the substantial infrastructure investment that generally accompanies the implementation of our software applications, which may adversely impact our business.

THERE MAY BE AN INCREASE IN CUSTOMER BANKRUPTCIES DUE TO WEAK ECONOMIC
CONDITIONS.

We have in the past and may in the future be impacted by customer bankruptcies. During weak economic conditions, such as those currently being experienced in many geographic regions around the world, there is an increased risk that certain of our customers will file bankruptcy. When our customers file bankruptcy, we may be required to forego collection of pre-petition amounts owed, and to repay amounts remitted to us during the 90-day preference period preceding the filing. Accounts receivable balances related to pre-petition amounts may in certain of these instances be large due to extended payment terms for software license fees, and significant billings for consulting and implementation services on large projects. The bankruptcy laws, as well as the specific circumstances of each bankruptcy, may severely limit our ability to collect pre-petition amounts, and may force us to disgorge payments made during the 90-day preference period. We also face risk from international customers who file for bankruptcy protection in foreign jurisdictions, in that the application of foreign bankruptcy laws may be less certain or harder to predict. Although we believe that we have sufficient reserves to cover anticipated customer bankruptcies, there can be no assurance that such reserves will be adequate, and if they are not adequate, our business, operating results and financial condition would be adversely affected.

WE MAY NOT BE ABLE TO MAINTAIN OR IMPROVE OUR COMPETITIVE POSITION BECAUSE OF THE INTENSE COMPETITION IN THE RETAIL SOFTWARE INDUSTRY.

We conduct business in an industry characterized by intense competition. Most of our competitors are very large companies with an international presence. We must also compete with smaller companies which have been able to develop strong local or regional customer bases. Many of our competitors and potential competitors are more established, benefit from greater name recognition and have significantly greater resources than us. Our competitors may also have lower cost structures and better access to the capital markets than us. As a result, our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Our competitors may:

         o introduce new technologies that render our existing or future products obsolete, unmarketable or less competitive;

         o make strategic acquisitions or establish cooperative relationships among themselves or with other solution providers, which would increase the ability of their products to address the needs of our customers; and

         o establish or strengthen cooperative relationships with our current or future strategic partners, which would limit our ability to compete through these channels.

We could be forced to reduce prices and suffer reduced margins and market share due to increased competition from providers of offerings similar to, or competitive with, our applications, or from service providers that provide services similar to our services. Competition could also render our technology obsolete.

OUR MARKETS ARE SUBJECT TO RAPID TECHNOLOGICAL CHANGE, SO OUR SUCCESS DEPENDS HEAVILY ON OUR ABILITY TO DEVELOP AND INTRODUCE NEW APPLICATIONS AND RELATED SERVICES.

The retail software industry is characterized by rapid technological change, evolving standards and wide fluctuations in supply and demand. We must cost-effectively develop and introduce new applications and related services that keep pace with technological developments to compete. If we do not gain market acceptance for our existing or new offerings or if we fail to introduce progressive new offerings in a timely or cost-effective manner, our financial performance will suffer.

The success of application enhancements and new applications depends on a variety of factors, including technology selection and specification, timely and efficient completion of design, and effective sales and marketing efforts. In developing new applications and services, we may:

         o Fail to respond to technological changes in a timely or cost-effective manner;

         o Encounter applications, capabilities or technologies developed by others that render our applications and services obsolete or non-competitive or that shorten the life cycles of our existing applications and services;

         o Experience difficulties that could delay or prevent the successful development, introduction and marketing of these new applications and services; or

         o Fail to achieve market acceptance of our applications and services.

The life cycles of our applications are difficult to estimate, particularly in the emerging electronic commerce market. As a result, new applications and enhancements, even if successful, may become obsolete before we recoup our investment.

OUR PROPRIETARY RIGHTS OFFER ONLY LIMITED PROTECTION AND OUR COMPETITORS MAY DEVELOP APPLICATIONS SUBSTANTIALLY SIMILAR TO OUR APPLICATIONS AND USE SIMILAR TECHNOLOGIES WHICH MAY RESULT IN THE LOSS OF CUSTOMERS. WE MAY HAVE TO BRING COSTLY LITIGATION TO PROTECT OUR PROPRIETARY RIGHTS.

Our success and competitive position is dependent in part upon our ability to develop and maintain the proprietary aspects of our intellectual property. Our intellectual property includes our trademarks, trade secrets, copyrights and other proprietary information. Our efforts to protect our intellectual property may not be successful. Effective copyright and trade secret protection may be unavailable or limited in some foreign countries. We hold no patents. Consequently, others may develop, market and sell applications substantially equivalent to ours or utilize technologies similar to those used by us, so long as they do not directly copy our applications or otherwise infringe our intellectual property rights.

We may find it necessary to bring claims or initiate litigation against third parties for infringement of our proprietary rights or to protect our trade secrets. These actions would likely be costly and divert management resources. These actions could also result in counterclaims challenging the validity of our proprietary rights or alleging infringement on our part. The ultimate outcome of any litigation will be difficult to predict.

OUR APPLICATIONS MAY BE SUBJECT TO CLAIMS THEY INFRINGE ON THE PROPRIETARY RIGHTS OF THIRD PARTIES, WHICH MAY EXPOSE US TO LITIGATION.

We may become subject to litigation involving patents or proprietary rights of third parties. Patent and proprietary rights litigation entails substantial legal and other costs, and we do not know if we will have the necessary financial resources to defend or prosecute our rights in connection with any such litigation. Responding to and defending claims related to our intellectual property rights, even ones without merit, can be time consuming and expensive and can divert management's attention from other business matters. In addition, these actions could cause application delivery delays or require us to enter into royalty or license agreements. Royalty or license agreements, if required, may not be available on terms acceptable to us, if they are available at all. Any or all of these outcomes could have a material adverse effect on our business, operating results and financial condition.

DEVELOPMENT AND MARKETING OF OUR OFFERINGS DEPENDS ON STRATEGIC RELATIONSHIPS WITH OTHER COMPANIES. OUR EXISTING STRATEGIC RELATIONSHIPS MAY NOT ENDURE AND MAY NOT DELIVER THE INTENDED BENEFITS, AND WE MAY NOT BE ABLE TO ENTER INTO FUTURE STRATEGIC RELATIONSHIPS.

Since we do not possess all of the technical and marketing resources necessary to develop and market our offerings to target markets, our business strategy substantially depends on our strategic relationships. While some of these relationships are governed by contracts, most are non-exclusive and all may be terminated on short notice by either party. If these relationships terminate or fail to deliver the intended benefits, our development and marketing efforts will be impaired and our revenues may decline. We may not be able to enter into new strategic relationships, which could put us at a disadvantage to those of our competitors, who do successfully exploit strategic relationships.

OUR PRIMARY COMPUTER AND TELECOMMUNICATIONS SYSTEMS ARE IN A LIMITED NUMBER OF GEOGRAPHIC LOCATIONS, WHICH MAKES THEM MORE VULNERABLE TO DAMAGE OR INTERRUPTION. THIS DAMAGE OR INTERRUPTION COULD HARM OUR BUSINESS.

Substantially all of our primary computer and telecommunications systems are located in two geographic areas. These systems are vulnerable to damage or interruption from fire, earthquake, water damage, sabotage, flood, power loss, technical or telecommunications failure or break-ins. Our business interruption insurance may not adequately compensate us for our lost business and will not compensate us for any liability we incur due to our inability to provide services to our customers. Although we have implemented network security measures, our systems are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. These disruptions could lead to interruptions, delays, loss of data or the inability to service our customers. Any of these occurrences could impair our ability to serve our customers and harm our business.

IF PRODUCT LIABILITY LAWSUITS ARE SUCCESSFULLY BROUGHT AGAINST US, WE MAY INCUR SUBSTANTIAL LIABILITIES AND MAY BE REQUIRED TO LIMIT COMMERCIALIZATION OF OUR APPLICATIONS.

Our business exposes us to product liability risks. Any product liability or other claims brought against us, if successful and of sufficient magnitude, could negatively affect our financial performance and cause our stock price to decline.

Our applications are highly complex and sophisticated and they may occasionally contain design defects or software errors that could be difficult to detect and correct. In addition, implementation of our applications may involve customer-specific customization by us or third parties, and may involve integration with systems developed by third parties. These aspects of our business create additional opportunities for errors and defects in our applications and services. Problems in the initial release may be discovered only after the application has been implemented and used over time with different computer systems and in a variety of other applications and environments. Our applications have in the past contained errors that were discovered after they were sold. Our customers have also occasionally experienced difficulties integrating our applications with other hardware or software in their enterprise.

We are not currently aware of any defects in our applications that might give rise to future lawsuits. However, errors or integration problems may be discovered in the future. Such defects, errors or difficulties could result in loss of sales, delays in or elimination of market acceptance, damage to our brand or to our reputation, returns, increased costs and diversion of development resources, redesigns and increased warranty and servicing costs. In addition, third-party products, upon which our applications are dependent, may contain defects which could reduce or undermine entirely the performance of our applications.

Our customers typically use our applications to perform mission-critical functions. As a result, the defects and problems discussed above could result in significant financial or other damage to our customers. Although our sales agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims, we do not know if these limitations of liability are enforceable or would otherwise protect us from liability for damages to a customer resulting from a defect in one of our applications or the performance of our services. Our product liability insurance may not cover all claims brought against us.

THE SAGE GROUP HAS THE RIGHT TO ACQUIRE A SIGNIFICANT PERCENTAGE OF OUR COMMON STOCK, WHICH IF ACQUIRED BY THE SAGE GROUP, MAY ENABLE THE SAGE GROUP TO EXERCISE EFFECTIVE CONTROL OF US.

The Sage Group beneficially owns approximately 38.2% of our outstanding common stock, including shares the Sage Group has the right to acquire upon conversion of its Series A Convertible Preferred Stock and exercise of its outstanding options. Although the Series A Convertible Preferred Stock is non-voting as to most matters and is redeemable by us, if the Sage Group converts its Series A Convertible Preferred Stock to common stock, it may have effective control over all matters affecting us, including:

         o        The election of all of our directors;

         o The allocation of business opportunities that may be suitable for the Sage Group and us;

         o Any determinations with respect to mergers or other business combinations involving us;

         o        The acquisition or disposition of assets or businesses by us;

         o Debt and equity financing, including future issuance of our common stock or other securities;

         o        Amendments to our charter documents;

         o        The payment of dividends on our common stock; and

         o        Determinations with respect to our tax returns.

THE SAGE GROUP'S POTENTIAL INFLUENCE ON OUR COMPANY COULD MAKE IT DIFFICULT FOR ANOTHER COMPANY TO ACQUIRE US, WHICH COULD DEPRESS OUR STOCK PRICE.

The Sage Group beneficially owns a significant percentage of our common stock. In addition, two of the current members of our board of directors are employed by a subsidiary of the Sage Group. The Sage Group's potential effective voting control could discourage others from initiating any potential merger, takeover or other change of control transaction that may otherwise be beneficial to our business or our stockholders. As a result, the Sage Group's potential effective control could reduce the price that investors may be willing to pay in the future for shares of our stock, or could prevent any party from attempting to acquire us at any price.

OUR STOCK PRICE HAS BEEN HIGHLY VOLATILE.

The market price of our common stock has been, and is likely to continue to be, volatile. When we or our competitors announce new customer orders or services, change pricing policies, experience quarterly fluctuations in operating results, announce strategic relationships or acquisitions, change earnings estimates, experience government regulatory actions or suffer from generally adverse economic conditions, our stock price could be affected. Some of the volatility in our stock price may be unrelated to our performance. Recently, companies similar to ours have experienced extreme price fluctuations, often for reasons unrelated to their performance.

WE HAVE NEVER PAID A DIVIDEND ON OUR COMMON STOCK NOR DO WE INTEND TO PAY DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE FUTURE.

We have not previously paid any cash or other dividend on our common stock. We anticipate that we will use our earnings and cash flow for repayment of indebtedness, to support our operations, and for future growth, and we do not have any plans to pay dividends in the foreseeable future. Holders of our Series A and Series B Convertible Preferred Stock are entitled to dividends in preference and priority to common stockholders. Future equity financing(s) may further restrict our ability to pay dividends.

THE TERMS OF OUR PREFERRED STOCK MAY REDUCE THE VALUE OF YOUR COMMON STOCK.

We are authorized to issue up to 5,000,000 shares of preferred stock in one or more series. We issued 141,000 shares of Series A Convertible Preferred Stock in May 2002 and 2,517,232 shares of Series B Convertible Preferred Stock in June 2004. Our board of directors may determine the terms of subsequent series of preferred stock without further action by our stockholders. If we issue additional preferred stock, it could affect your rights or reduce the value of your common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party. These terms may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions. We are actively seeking capital, and some of the arrangements we are considering may involve the issuance of preferred stock.

FAILURE TO COMPLY WITH THE AMERICAN STOCK EXCHANGE'S LISTING STANDARDS COULD RESULT IN OUR DELISTING FROM THAT EXCHANGE AND LIMIT THE ABILITY TO SELL ANY OF OUR COMMON STOCK.

Our stock is currently traded on the American Stock Exchange. The Exchange has published certain guidelines it uses in determining whether a security warrants continued listing. Pursuant to these guidelines the Exchange will consider suspending trading in a listed security or delisting a security when, in the opinion of the Exchange: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the aggregate market value of the security has become so reduced as to make further dealings on the Exchange inadvisable; (iii) the issuer has sold or otherwise disposed of its principal operating assets, or has ceased to be an operating company; (iv) the issuer has failed to comply with its listing agreements with the Exchange; or (v) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted. As a result of our financial condition or other factors, the American Stock Exchange could in the future determine that our stock does not merit continued listing. If our stock were delisted from the American Stock Exchange, the ability of our stockholders to sell our common stock could become limited, and we would lose the advantage of some state and federal securities regulations imposing lower regulatory burdens on exchange-traded issuers.

SHARES ISSUABLE UPON THE EXERCISE OF OPTIONS, WARRANTS, DEBENTURES AND CONVERTIBLE NOTES OR UNDER ANTI-DILUTION PROVISIONS IN CERTAIN AGREEMENTS COULD DILUTE YOUR STOCK HOLDINGS AND ADVERSELY AFFECT OUR STOCK PRICE.

We have issued options and warrants to acquire common stock to our employees and certain other persons at various prices, some of which are or may in the future have exercise prices at below the market price of our stock. We currently have outstanding options and warrants for 32,271,203 shares. Of these options and warrants, as of July 31, 2004, 26,864,459 have exercise prices above the recent market price of $0.52 per share, and 5,406,744 have exercise prices at or below that recent market price. If exercised, these options and warrants will cause immediate and possibly substantial dilution to our stockholders.

Our existing stock option plan currently has approximately 973,485 shares available for issuance as of July 31, 2004. Future options issued under the plan may have further dilutive effects.

Sales of shares issued pursuant to exercisable options, warrants, convertible notes or anti-dilution provisions could lead to subsequent sales of the shares in the public market, and could depress the market price of our stock by creating an excess in supply of shares for sale. Issuance of these shares and sale of these shares in the public market could also impair our ability to raise capital by selling equity securities.

ALL OF OUR AUTHORIZED COMMON STOCK IS ISSUED AND OUTSTANDING OR IS RESERVED FOR ISSUANCE PURSUANT TO EXERCISE OF OUTSTANDING OPTIONS OR WARRANTS OR CONVERSION OF DEBENTURES OR PREFERRED STOCK. OUR INABILITY TO ISSUE ADDITIONAL SHARES OF COMMON STOCK IN THE FUTURE MAY LIMIT OUR ABILITY TO RAISE CAPITAL, ENTER STRATEGIC TRANSACTIONS AND SATISFY CONTRACTUAL OBLIGATIONS.

Our authorized capital stock under our Amended and Restated Certificate of Incorporation is 100,000,000 shares of common stock, 54,809,255 of which were issued and outstanding as of July 31, 2004 and 5,000,000 shares of preferred stock consisting of 141,000 shares of Series A Preferred Stock, all of which were issued and outstanding as of July 31, 2004, and 2,517,232 Series B Preferred Stock, all of which were issued and outstanding as of July 31, 2004. In addition, we have 47,237,225 shares of common stock reserved for issuance upon exercise of options or warrants or conversion of debentures or preferred stock. As a result, we have 102,046,480 shares of common stock outstanding or reserved for issuance, which exceeds our authorized shares of common stock by 2,046,480 shares. In addition, the Company has contractual obligations to issue additional shares of common stock to holders of its Series A Preferred Stock and Series B Preferred Stock and to maintain sufficient shares of common stock available for future issuances on exercise of options, warrants and conversion of convertible securities to certain members of management and certain investors pursuant to employment compensation arrangements and securities purchase agreements, which are not currently reserved. We submitted a proposal to amend our Certificate of Incorporation to increase the number of shares of common stock we are authorized to issue from 100,000,000 to 250,000,000 to our stockholders at our annual meeting on August 11, 2004. We did not receive sufficient votes to approve the amendment to the Certificate of Incorporation at that time and have adjourned the meeting until August 27, 2004 to provide us time to secure additional votes sufficient to effect such amendment. However, there can be no assurances that such a proposal will be approved by the requisite vote of the stockholders. If we are unable to increase our authorized common stock our ability to obtain additional capital through sales of our common stock, to engage in acquisitions or other strategic transactions and to satisfy contractual commitments will be severely limited.

WE MAY BE UNABLE TO SUCCESSFULLY INTEGRATE OUR OPERATIONS WITH PAGE DIGITAL OR RTI OR REALIZE ALL OF THE ANTICIPATED BENEFITS OF THESE ACQUISITIONS.

On January 30, 2004, we acquired Page Digital and on June 1, 2004, we acquired Retail Technologies, Inc. (see "Recent Transactions" below). These acquisitions involve integrating two companies that previously operated independently into Island Pacific. These integrations will be complex, costly and time-consuming processes. The difficulties of combining these companies' operations include, among other things:

         o Coordinating geographically disparate organizations, systems and facilities;

         o        Strain on management resources due to integration demands;

         o        Integrating personnel with diverse business backgrounds;

         o        Consolidating corporate and administrative functions;

         o        Coordinating product development;

         o        Coordinating sales and marketing functions;

         o        Retaining key employees; and

         o        Preserving relationships with key customers.

BUSINESS RISKS FACED BY PAGE DIGITAL COULD DISADVANTAGE OUR BUSINESS.


Page Digital is a developer of multi-channel commerce software and faces several business risks that could disadvantage our business. These risks include many of the risks that we face, described above, as well as:

         o LONG AND VARIABLE SALES CYCLES MAKE IT DIFFICULT TO PREDICT OPERATING RESULTS - Historically, the period between initial contact with a prospective customer and the licensing of Page Digital's products has ranged from one to twelve months. Page Digital's average sales cycle is currently three months. The licensing of Page Digital's products is often an enterprise wide decision by customers that involves a significant commitment of resources by Page Digital and its prospective customer. Customers generally consider a wide range of issues before committing to purchase Page Digital's products, including product benefits, cost and time of implementation, ability to operate with existing and future computer systems, ability to accommodate increased transaction volume and product reliability. As a part of the sales process, Page Digital spends a significant amount of resources informing prospective customers about the use and benefits of Page Digital products, which may not result in a sale, therefore increasing operating expenses. As a result of this sales cycle, Page Digital's revenues are unpredictable and could vary significantly from quarter to quarter causing our operating results to vary significantly from quarter to quarter.

         o DEFECTS IN PRODUCTS COULD DIMINISH DEMAND FOR PRODUCTS AND RESULT IN LOSS OF REVENUES - From time to time errors or defects may be found in Page Digital's existing, new or enhanced products, resulting in delays in shipping, loss of revenues or injury to Page Digital's reputation. Page Digital's customers use its products for business critical applications. Any defects, errors or other performance problems could result in damage to Page Digital's customers' businesses. These customers could seek significant compensation from Page Digital for any losses. Further, errors or defects in Page Digital's products may be caused by defects in third-party software incorporated into Page Digital products. If so, Page Digital may not be able to fix these defects without the assistance of the software providers.

         o FAILURE TO FORMALIZE AND MAINTAIN RELATIONSHIPS WITH SYSTEMS INTEGRATORS COULD REDUCE REVENUES AND HARM PAGE DIGITAL'S ABILITY TO IMPLEMENT PRODUCTS - A significant portion of Page Digital's sales are influenced by the recommendations of systems integrators, consulting firms and other third parties who assist with the implementation and maintenance of Page Digital's products. These third parties are under no obligation to recommend or support Page Digital's products. Failing to maintain strong relationships with these third parties could result in a shift by these third parties toward favoring competing products, which could negatively affect Page Digital's software license and service revenues.

         o PAGE DIGITAL'S PRODUCT MARKETS ARE SUBJECT TO RAPID TECHNOLOGICAL CHANGE, SO PAGE DIGITAL'S SUCCESS DEPENDS HEAVILY ON ITS ABILITY TO DEVELOP AND INTRODUCE NEW APPLICATIONS AND RELATED SERVICES - The retail software industry is characterized by rapid technological change, evolving standards and wide fluctuations in supply and demand. Page Digital must cost-effectively develop and introduce new applications and related services that keep pace with technological developments to compete. If Page Digital fails to gain market acceptance for its existing or new offerings or if Page Digital fails to introduce progressive new offerings in a timely or cost-effective manner, our financial performance may suffer.

         o FAILURE TO PROTECT PROPRIETARY RIGHTS OR INTELLECTUAL PROPERTY, OR INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AGAINST PAGE DIGITAL COULD RESULT IN PAGE DIGITAL LOSING VALUABLE ASSETS OR BECOMING SUBJECT TO COSTLY AND TIME-CONSUMING LITIGATION - Page Digital's success and ability to compete depend on its proprietary rights and intellectual property. Page Digital relies on trademark, trade secret and copyright laws to protect its proprietary rights and intellectual property. Page Digital also has one issued patent. Despite Page Digital's efforts to protect intellectual property, a third party could obtain access to Page Digital's software source code or other proprietary information without authorization, or could independently duplicate Page Digital's software. Page Digital may need to litigate to enforce intellectual property rights. If Page Digital is unable to protect its intellectual property it may lose a valuable asset. Further, third parties could claim Page Digital has infringed their intellectual property rights. Any claims, regardless of merit, could be costly and time-consuming to defend.

         o COMPETITION IN THE SOFTWARE MARKET IS INTENSE AND COULD REDUCE PAGE DIGITAL'S SALES OR PREVENT THEM FROM ACHIEVING PROFITABILITY - The market for Page Digital's products is intensely competitive and subject to rapid technological change. Competition is likely to result in price reductions, reduced gross margins and loss of Page Digital's market share, any one of which could reduce future revenues or earnings. Further, most of Page Digital's competitors are large companies with greater resources, broader customer relationships, greater name recognition and an international presence. As a result, Page Digital's competitors may be able to better respond to new and emerging technologies and customer demands.

BUSINESS RISKS FACED BY RTI COULD DISADVANTAGE OUR BUSINESS.

RTI is a provider of retail management store solutions to small through mid-tier retailers via an international network of retailers and faces several business risks that could disadvantage our business. These risks include many of the risks that we face, described above, as well as:

         o RTI FACES INTENSE COMPETITION IN THE RETAIL POINT OF SALE INDUSTRY - RTI operates in an extremely competitive industry, which is subject to rapid technological and market changes. We anticipate that the competition will increase as more companies focus on providing technology solutions to small and mid-tier retailers. Many of our current and potential competitors, such as Microsoft, have more resources to devote to product development, marketing and distribution. While RTI believes that it has competitive strengths in its market, there can be no assurance that RTI will continue to compete successfully against larger more established competitors.

         o RTI IS DEPENDENT ON THEIR VALUE-ADDED RESELLERS (VARS) - RTI does not have a direct sales force and relies on VARs to distribute and sell its products. RTI currently has approximately 67 VARs - 27 in North America, 7 in South America, 11 in Asia, 19 in Europe and the Middle East, 1 in Africa, and 1 each in Australia and New Zealand. Combined, RTI's four largest VARs account for approximately 35% of its revenues, although no one is over 15%. RTI's VARs are independently owned businesses and there can be no assurance that one or more will not go out of business or cease to sell RTI products. Until a replacement VAR could be recruited, and trained, or until an existing VAR could expand into the vacated territory, such a loss could result in a disruption in RTI's revenue and profitability. Furthermore, there can be no assurance that an adequate replacement could be located.

         o A PROLONGED SLOWDOWN IN THE GLOBAL ECONOMY COULD ADVERSELY IMPACT RTI'S REVENUES - A slowdown in the global economy might lead to decreased capital spending, fewer new retail business start ups, and slower new store expansion at existing retail businesses. Such conditions, even on a regional basis could severely impact one or more of RTI's VARs and result to a disruption in RTI's revenues, and profitability.

         o RTI'S PRODUCT MARKETS ARE SUBJECT TO RAPID TECHNOLOGICAL CHANGE, SO RTI'S SUCCESS DEPENDS HEAVILY ON ITS ABILITY TO DEVELOP AND INTRODUCE NEW APPLICATIONS AND RELATED SERVICES - We believe RTI's ability to succeed in its market is partially dependent on its ability to identify new product opportunities and rapidly, cost-effectively bring them to market. However, there is no guarantee that they will be able to gain market acceptance for any new products. In addition, there is no guarantee that one of RTI competitors will not be able to bring competing applications to market faster or market them more effectively. Failure to successfully develop new products, bring them to market and gain market acceptance could result in decreased market share and ultimately have a material adverse affect on RTI.

         o RTI DOES NOT HOLD ANY PATENTS OR COPYRIGHTS, ANY TERMINATION OF OR ADVERSE CHANGE TO RTI'S LICENSE RIGHTS COULD HAVE A MATERIAL ADVERSE EFFECT ON ITS BUSINESS - RTI has a license to develop, modify, market, sell, and support its core technology from a third party. Any termination of, or disruption in this license could have a material adverse affect on RTI's business. Further, we believe that most of the technology used in the design and development of RTI's core products is widely available to others. Consequently, there can be no assurance that others will not develop, and market applications that are similar to RTI's, or utilize technologies that are equivalent to RTI's. Likewise, while RTI believes that its products do not infringe on any third party's intellectual property, there can be no assurance that they will not become involved in litigation involving intellectual property rights. If such litigation did occur, it could have a material adverse affect on RTI's business.


ITEM 3.   QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk represents the risk of loss that may impact our consolidated financial position, results of operations or cash flows. We are exposed to market risks, which include changes in foreign currency exchange rate as measured against the U.S. dollar.

INTEREST RATE RISK

We do not have debt or borrowings with variable rate term.

FOREIGN CURRENCY EXCHANGE RATE RISK

We conduct business in various foreign currencies, primarily in Europe. Sales are typically denominated in the local foreign currency, which creates exposures to changes in exchange rates. These changes in the foreign currency exchange rates as measured against the U.S. dollar may positively or negatively affect our sales, gross margins and retained earnings. We attempt to minimize currency exposure risk through decentralized sales, development, marketing and support operations, in which substantially all costs are local-currency based. There can be no assurance that such an approach will be successful, especially in the event of a significant and sudden decline in the value of the foreign currency. We do not hedge against foreign currency risk. Approximately 18% and 10% of our total net sales were denominated in currencies other than the U.S. dollar for the three months ended June 30, 2004 and 2003, respectively.

EQUITY PRICE RISK

We have no direct equity investments.


ITEM 4.  CONTROLS AND PROCEDURES

Our management, including our principal executive officer and principal financial and accounting officer, have conducted an evaluation of the effectiveness of our disclosure controls and procedures, as such term is defined under Rule 13a-15(e) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that were in effect at the end of the period covered by this report. Based on their evaluation, our principal executive officer and principal financial and accounting officer have concluded that our disclosure controls and procedures that were in effect on March 31, 2004 were effective to ensure that all material information relating to us that is required to be included in the reports that we file with the SEC is recorded, processed, summarized and reported, within the time periods specified in the SEC's rules and forms. There have been no changes in internal controls over financial reporting that were identified during the evaluation that occurred during our last fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.


                           PART II. OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

Except as discussed in the footnotes to our interim financial statements (see
Note 12), we are not involved in any material legal proceedings, other than ordinary routine litigation proceedings incidental to our business, none of which are expected to have a material adverse effect on our financial position or results of operations. However, litigation is subject to inherent uncertainties, and an adverse result in existing or other matters may arise from time to time which may harm our business.


ITEM 2.  CHANGES IN SECURITIES AND USE OF PROCEEDS

During the quarter ended June 30, 2004, we issued:

         o 1,546,733 shares of common stock to Intuit, Inc. in connection with the acquisition of RTI.
         o an aggregate of 2,517,233 shares of Series B Convertible Preferred Stock to Michael Tomczak, our COO and President, and Jeffrey Boone, our CTO, in connection with acquisition of RTI.
         o Options to purchase 1,572,364 and 1,772,364 shares of common stock at an exercise price of $0.77per share to Messrs. Boone and Tomczak, respectively, in accordance with their employment agreements.
         o Warrants to purchase an aggregate of 20,000 shares of common stock at exercise prices of $0.75 and $1.05 per share to a consulting firm for investor relation services rendered.

The foregoing securities were offered and sold without registration under the Securities Act of 1933 to sophisticated investors who had access to all information which would have been in a registration statement, in reliance upon the exemption provided by Section 4(2) under such Act and Regulation D thereunder.


ITEM 3.  DEFAULTS UPON SENIOR SECURITIES
         Not applicable.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
         Not applicable

ITEM 5.  OTHER INFORMATION
         Not applicable

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

(a)  EXHIBITS
Exhibit             Description
-------             -----------

         2.1 Purchase and Exchange Agreement dated as of January 1, 2002 between the Company and Softline Limited, incorporated by reference to exhibit 2.1 to the Company's 8-K filed May 16, 2002. Exhibits and schedules have been omitted pursuant to
                  Item 601(b)(2) of Regulation S-K, but a copy will be furnished supplementally to the Securities and Exchange Commission upon request.

         2.2 Deed of Appointment dated February 20, 2002 between the bank and the receivers of SVI Retail (Pty) Limited, incorporated by reference to exhibit 2.2 to the Company's 10-K for fiscal year ended March 31, 2002.

         2.3 Business Sale Agreement dated May 3, 2002 among the receivers and managers of the assets of SVI Retail (Pty) Limited and QQQ Systems PTY Limited, incorporated by reference to exhibit 2.3 to the Company's 10-K for fiscal year ended March 31, 2002.

         2.4 Securities Purchase Agreement dated March 31, 2003 by and among the Company, Midsummer Investment, Ltd., Omicron Master Trust, and Islandia, L.P., incorporated by reference to exhibit 2.1 to the Company's Form 8-K filed April 15, 2003.

         2.5 Securities Purchase Agreement dated April 1, 2003 by and among the Company and MBSJ Investors, LLC, incorporated by reference to exhibit 2.2 to the Company's Form 8-K filed on April 15, 2003.

         2.6 Agreement dated May 6, 2003 by and among the Company, Crestview Capital Fund I, L.P., Crestview Capital Fund II, L.P. and Crestview Capital Offshore Fund, Inc., incorporated by reference to exhibit 2.12 to the Company's Form S-1 filed on May 12, 2003.

         2.7 Stock Purchase Agreement effective April 1, 2003 between SVI Solutions, Inc. and Arthur Klitofsky, incorporated by reference to exhibit 4.1 to the Company's Form 8-K filed on May 21, 2003.

         2.8 Pledge Agreement effective April 1, 2003 between SVI Solutions, Inc. and Arthur Klitofsky, incorporated by reference to exhibit 4.2 to the Company's Form 8-K filed on May 21, 2003.

         2.9 Securities Purchase Agreement dated June 27, 2003 by and among the Company and the purchasers named therein, incorporated by reference to exhibit 2.1 to the Company's Form 8-K filed on July 2, 2003.

         2.10 Securities Purchase Agreement dated November 7, 2003 by and among the Company and the purchasers named within, incorporated by reference to exhibit 2.1 to the Company's Form 8-K filed on November 12, 2003.

         2.11 Agreement of Merger and Plan of Reorganization dated November 20, 2003 by and among the Company, Page Digital Incorporated and IPI Acquisition, Inc, incorporated by reference to exhibit
                  2.1 to the Company's Form 8-K filed on November 24, 2003.

         2.12 Agreement of Merger and Plan of Reorganization dated March 12, 2004 by and among the Company, Retail Technologies International, Inc. and IPI Merger Sub, Inc., incorporated by reference to the Company's Form 8-K filed on March 17, 2004.

         2.13 Amended and Restated Agreement of Merger and Plan of Reorganization dated June 1, 2004 by and between Island Pacific, Inc., Retail Technologies International, Inc., IPI Merger Sub, Inc., IPI Merger Sub II, Inc., Michael Tomczak and Jeffrey Boone, incorporated by reference to exhibit 2.1 to the Company's Form 8-K filed on June 14, 2004.

         2.14 Agreement of Merger dated June 1, 2004 between IPI Merger Sub II, Inc. and Retail Technologies International, Inc., incorporated by reference to exhibit 2.2 to the Company's Form 8-K filed on June 14, 2004.

         2.15 Securities Purchase Agreement dated March 15, 2004 by and among the Company, Omicron Master Trust and Midsummer Investments, Ltd, incorporated by reference to exhibit 4.1 to the Company's Form 8-K filed on March 17, 2004.

         3.1 Amended and Restated Certificate of Incorporation, incorporated by reference to exhibit 3.1 to the Company's Form 10-K for the fiscal year ended March 31, 2001.

         3.2 Certificate of Designation for Series A of Convertible Preferred Stock, incorporated by reference to exhibit 4.1 of the Company's Form 8-K filed May 16, 2002.

         3.3 Certificate of Designation for Series B of Convertible Preferred Stock, incorporated by reference to exhibit 3.1 to the Company's Form 8-K filed on June 14, 2004.

         3.4 Restated Bylaws, incorporated by reference to exhibit 3.2 to the Company's Form 10-K for the fiscal year ended March 31, 2001.

         4.1 Registration Rights Agreement dated as of March 31, 2003 by and among the Company, Midsummer Investment, Ltd., Omicron Master Trust and Islandia, L.P., incorporated by reference to exhibit 4.1 to the Company's Form 8-K filed April 15, 2003.

         4.2 Registration Rights Agreement dated as of April 1, 2003 between the Company and MBSJ Investors LLC, incorporated by reference to exhibit 4.2 to the Company's Form 8-K filed April 15, 2003.

         4.3 Registration Rights Agreement dated June 27, 2003 by and among the Company and the parties named therein, incorporated by reference to exhibit 4.1 to the Company's Form 8-K filed on July 2, 2003.

         4.4 Registration Rights Agreement dated November 7, 2003 by and among the Company and the parties named therein, incorporated by reference to exhibit 4.1 to the Company's Form 8-K filed on November 12, 2003.

         4.5 Settlement Agreement, Mutual Release and Covenant Not to Sue by and among the Company and Cord Camera Centers, Inc. dated September 30, 2003, incorporated by reference to exhibit 4.5 to the Company's Form S-1 filed on December 8, 2003.

         4.6 Registration Rights Agreement dated March 15, 2004 by and among the Company, Omicron Master Trust and Midsummer Investments, Ltd., incorporated by reference to exhibit 4.2 to the Company's Form 8-K filed on March 17, 2004.

         4.7 Security Agreement as of June 1, 2004 between Island Pacific, Inc., IPI Merger Sub II, Inc., Retail Technologies International, Inc., and Nathaniel F. Jessup, an individual, Kathleen M. Leacox, an individual, and Glenn Swenson, an individual, the Lumsden Real Estate Defined Benefit Plan, Mace and Shirley Lumsden as co-trustees of the Mace Lumsden and S.K. Lumsden Trust of January 19, 1995, and Merry Youle, an individual.

         4.8 Registration Rights Agreement dated June 1, 2004 by and between Island Pacific, Inc., Michael Tomczak, Jeffrey Boone and Intuit, Inc., incorporated by reference to exhibit 4.1 to the Company's Form 8-K filed on June 14, 2004.

         4.9      Form of Voting Agreement, incorporated by reference to exhibit
                  4.2 to the Company's Form 8-K filed on June 14, 2004.

         4.10 Securities Purchase Agreement dated July 12, 2004 between Island Pacific, Inc. and Laurus Master Fund, Ltd., incorporated by reference to exhibit 4.1 to the Company's Form 8-K filed on July 21, 2004.

         4.11 Secured Convertible Term Note issued by Island Pacific, Inc. in favor of Laurus Master Fund. Ltd., incorporated by reference to exhibit 4.2 to the Company's Form 8-K filed on July 21, 2004.

         4.12 Common Stock Purchase Warrant dated July 12, 2004 issued by Island Pacific, Inc., incorporated by reference to exhibit 4.2 to the Company's Form 8-K filed on July 21, 2004.

         4.13 Registration Rights Agreement dated July 12, 2004 between Island Pacific, Inc., and Laurus Master Fund, Ltd., incorporated by reference to exhibit 4.4 of the Company's Form 8-k filed on July 21, 2004.

         4.14 Amendment No. 1 to the 9% Convertible Debenture, Due May 15, 2006 Issued to Midsummer and Waiver dated July 30, 2004.

         10.1 Letter Agreement between the Company and Union Bank of California, N.A. dated April 24, 2001, incorporated by reference to exhibit 10.18 to the Company's Form 10-K for the fiscal year ended March 31, 2001.

         10.2 Letter Agreement between the Company and Union Bank of California, N.A. dated June 22, 2001, incorporated by reference to exhibit 10.19 to the Company's Form 10-K for the fiscal year ended March 31, 2001.

         10.3 Amended and Restated Term Loan Agreement between the Company and Union Bank of California, N.A. dated as of June 29, 2001, incorporated by reference to exhibit 10.20 to the Company's Form 10-K for the fiscal year ended March 31, 2001.

         10.4 First Amendment to Amended and Restated Term Loan Agreement between the Company and Union Bank of California, N.A. dated as of March 18, 2002, and First Amendment to Amended and Restated Pledge Agreement between the Company, Sabica Ventures, Inc., SVI Retail, Inc., SVI Training Products, Inc., and Union Bank of California, N.A. dated as of March 18, 2002, incorporated by reference to exhibit 10.4 to the Company's form 10-K for fiscal year ended March 31, 2002.

         10.5 Second Amendment to Amended and Restated Term Loan Agreement between the Company and Union Bank of California, N.A. dated as of May 21, 2001, incorporated by reference to exhibit 10.5 to the Company's form 10-K for fiscal year ended March 31, 2002.

         10.6 Third Amendment to Amended and Restated Term Loan Agreement between the Company and Union Bank of California, N.A. dated as of July 15, 2002, incorporated by reference to exhibit 10.6 to the Company's form 10-K for fiscal year ended March 31, 2002.

         10.7 Fourth Amendment to Amended and Restated Term Loan Agreement between the Company and Union Bank of California, N.A. dated as of November 15, 2002, incorporated by reference to exhibit
                  10.3 to the Company's 10-Q filed on February 14, 2003.

         10.8 Warrant in favor of UNIONBANCAL EQUITIES, Inc. dated January 2, 2003, incorporated by reference to exhibit 10.4 to the Company's 10-Q filed on February 14, 2003.

         10.9 Discounted Loan Payoff Agreement dated March 31, 2003 by and among Union Bank of California, N.A., SVI, SVI Retail, Inc., Sabica Ventures, Inc. and SVI Training Products, Inc., incorporated by reference to exhibit 10.3 to the Company's Form 8-k filed on April 15, 2003.

         10.10 Unsecured Promissory Note dated March 31, 2003 in favor of Union Bank of California, incorporated by reference to exhibit
                  10.47 to the Company's Form S-1 filed on May 12, 2003.

         10.11 Amended and Restated Subordinated Promissory Note of the Company in favor of Softline Limited dated June 30, 2001, incorporated by reference to exhibit 10.26 to the Company's Form 10-K for the fiscal year ended March 31, 2001.

         10.12 Investor Rights Agreement between the Company and Softline Limited dated as of January 1, 2002, incorporated by reference to exhibit 4.2 of the Company's Form 8-K filed May 16, 2002.

         10.13 Investors' Rights Agreement between the Company, Koyah Leverage Partners, L.P. and Koyah Partners, L.P., incorporated by reference to exhibit 10.3 to the Company's Form 8-K filed January 8, 2001.

         10.14 Investors' Rights Agreement among SVI Holdings, Inc., Koyah Leverage Partners, L.P. and Koyah Partners, L.P. dated July 19, 2002, incorporated by reference to exhibit 10.25 to the Company's Form S-1 filed on May 12, 2003.

         10.15 Form of Convertible Promissory Note, incorporated by reference to exhibit 10.31 to the Company's Form 10-K for the fiscal year ended March 31, 2001.

         10.16 Amendment Agreement to between the Company, Koyah Leverage Partners, Koyah Partners, L.P., Raven Partners, L.P., Nigel Davey, and Brian Cathcart dated July 15, 2002, incorporated by reference to exhibit 10.11 to the Company's 10-K for fiscal year ended March 31, 2002.

         10.17 First Amendment to Amendment Agreement between the Company, Koyah Leverage Partners, Koyah Partners, L.P., Raven Partners, L.P., Nigel Davey, and Brian Cathcart dated December 5, 2002, incorporated by reference to exhibit 10.6 to the Company's 10-Q filed on February 14, 2003.

         10.18 Second Amendment to Amendment Agreement between the Company, Koyah Leverage Partners, Koyah Partners, L.P., and Raven Partners, L.P. dated March 14, 2003, incorporated by reference to exhibit 10.29 to the Company's Form S-1 filed on May 12, 2003.

         10.19 Third Amendment to Amendment Agreement between the Company, Koyah Leverage Partners, Koyah Partners, L.P., and Raven Partners, L.P. dated March 28, 2003, incorporated by reference to exhibit 10.30 to the Company's Form S-1 filed on May 12, 2003..

         10.20 Fourth Amendment to Amendment Agreement between the Company, Koyah Leverage Partners, Koyah Partners, L.P., and Raven Partners, L.P. dated April 3, 2003, incorporated by reference to exhibit 10.31 to the Company's Form S-1 filed on May 12, 2003.

         10.21 Fifth Amendment to Amendment Agreement between the Company, Koyah Leverage Partners, Koyah Partners, L.P., and Raven Partners, L.P. dated June 27, 2003 (included herewith).

         10.22 Professional Services Agreement between SVI Retail, Inc. and Toys "R" Us dated July 10, 2001, incorporated by referenced to exhibit 10.2 to the Company's Form 10-Q for the quarter ended September 30, 2001. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

         10.23 Purchase Agreement between the Company and Toys "R" Us, Inc. dated May 29, 2002, incorporated by reference to exhibit 10.14 to the Company's form 10-K for fiscal year ended March 31, 2002.

         10.24 Convertible Note in favor of Toys "R" Us, Inc. dated May 29, 2002, incorporated by reference to exhibit 10.15 to the Company's form 10-K for fiscal year ended March 31, 2002.

         10.25 Warrant in favor of Toys "R" Us, Inc. dated May 29, 2002, incorporated by reference to exhibit 10.16 to the Company's form 10-K for fiscal year ended March 31, 2002.

         10.26 Development Agreement between the Company and Toys "R" Us, Inc. dated May 29, 2002, incorporated by reference to exhibit
                  10.17 to the Company's form 10-K for fiscal year ended March 31, 2002.

         10.27 Summary of lease terms for Carlsbad facility, incorporated by reference to exhibit 10.20 to the Company's form 10-K for fiscal year ended March 31, 2002.

         10.28 Termination Agreement between the Company and Toys "R" Us, Inc. dated November 13, 2003 (included herewith).

         10.29 Option Agreement between Softline Ltd. and Steven Beck, as trustee of a certain management group of Island Pacific, Inc. (included herewith).

         10.30 Employment Agreement dated January 30, 2004 by and between Island Pacific, Inc. and Larry Page (included herewith).

         10.31 Employment Agreement dated January 30, 2004 by and between Island Pacific, Inc. and David Joseph (included herewith).

         10.32 Employment Agreement dated June 1, 2004 by and between Island Pacific, Inc. and Michael Tomczak, incorporated by reference to exhibit 10.1 to the Company's form 8-K filed on June 14, 2004.

         10.33 Employment Agreement dated June 1, 2004 by and between Island Pacific, Inc. and Jeffrey Boone, incorporated by reference to exhibit 10.2 to the Company's form 8-K on June 14, 2004.

         10.34 Option Agreement dated September 3, 2003 by and between SVI Solutions, Inc. and Harvey Braun (included herewith).

         10.35 Option Agreement dated September 3, 2003 by and between SVI Solutions, Inc. and Steven Beck (included herewith).

         10.36    Code of Ethics and Business Conduct (included herewith).

         10.37 Summary of loan transactions between the Company and World Wide Business Centres, incorporated by reference to exhibit
                  10.12 to the Company's form 10-K for fiscal year ended March 31, 2002.

         10.38 Security Agreement dated June 1, 2004 by and among the Company, IPI Merger Sub II, Inc., Retail Technologies International, Inc., and Nathaniel F. Jessup, an individual, Kathleen M. Leacox, an individual, and Glenn Swenson, an individual, the Lumsden Real Estate Defined Benefit Plan, Mace and Shirley Lumsden as co-trustees of the Mace Lumsden and S.K. Lumsden Trust of January 19, 1995, and Merry Youle, an individual (individually, a "Secured Party," and collectively, the "Secured Parties").

         10.39 Master Security Agreement between Island Pacific, Inc., Page Digital Incorporated, IPI Merger Sub II, Inc., Sabica Ventures, Inc. and Laurus Master Fund, Ltd. dated July 12, 2004, incorporated by reference to exhibit 10.1 to the Company's Form 8-K filed on July 21, 2004.

         10.40 Subsidiary Guaranty executed by Page Digital Incorporated, IPI Merger Sub II, Inc. and Sabica Ventures, Inc., incorporated by reference to exhibit 10.2 to the Company's Form 8-K filed on July 21, 2004.

         10.41 Stock Pledge Agreement dated July 12, 2004 between Island Pacific, Inc. and Laurus Master Fund, Ltd., incorporated by reference to exhibit 10.2 to the Company's Form 8-K filed on July 21, 2004.

         10.42 Separation Agreement and General Release of Claims between Island Pacific, Inc. and Steven Beck dated July 29, 2004.

         31.1     Rule 13a-14(a) Certification of Chief Executive Officer

         31.2 Rule 13a-14(a) Certification of Chief Financial Officer Certification of Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C.

         32.1 Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

(b) REPORTS ON FORM 8-K

On June 14, 2004, we filed a Form 8-K dated June 1, 2004 disclosing as Item 2 to report the completion of the acquisition of Retail Technologies International, Inc.

On July 21, 2004,,we filed a Form 8-K dated July 1, 2004 disclosing as Item 5 the sale of secured convertible term note for a gross proceed of $7.0 million.


                                   SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly cause this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    Island Pacific, Inc.
                                    Registrant

                                    /S/ Ran Furman
                                    --------------
Date: August 12 , 2004              Ran Furman
                                    Chief Financial Officer
                                    (Principal Financial and Accounting Officer)

                                    Signing on behalf of the registrant

                                                                     EXHIBIT 4.7


                               SECURITY AGREEMENT


         This Security Agreement (this "AGREEMENT") is entered into as of June 1, 2004 (the "EFFECTIVE DATE"), between Island Pacific, Inc. ("IPI"), IPI Merger Sub II, Inc. ("MERGER SUB II"), Retail Technologies International, Inc. ("RTI"), and Nathaniel F. Jessup, an individual, Kathleen M. Leacox, an individual, and Glenn Swenson, an individual, the Lumsden Real Estate Defined Benefit Plan, Mace and Shirley Lumsden as co-trustees of the Mace Lumsden and S.K. Lumsden Trust of January 19, 1995, and Merry Youle, an individual (individually, a "SECURED PARTY," and collectively, the "SECURED Parties").

         WHEREAS, the Secured Parties are holders of certain promissory notes made and issued by RTI dated December 20, 2002 in the aggregate original principal amount of $2,200,000 (the "NOTES");

          WHEREAS, RTI entered into an Amended and Restated Agreement of Merger and Plan of Reorganization, by and among IPI, RTI, IPI Merger Sub, Inc. ("MERGER SUB"), Merger Sub II and Michael Tomczak and Jeffrey Boone, dated June 1, 2004 (the "MERGER AGREEMENT"), pursuant to which Merger Sub shall merge with and into RTI, for consideration of a combination of IPI Series B Convertible Preferred Stock, IPI Common Stock and promissory notes (the "REVERSE MERGER");

         WHEREAS, immediately following the Reverse Merger, pursuant to the Merger Agreement and an Agreement of Merger dated as of an even date, by and among RTI, IPI and Merger Sub II (the "SECOND-STEP MERGER AGREEMENT"), under which RTI shall merge with and into Merger Sub II, with Merger Sub II as the surviving corporation (the "SURVIVING CORPORATION") and wholly-owned subsidiary of IPI (the "SECOND-STEP MERGER") (the Reverse Merger and Second-Step Merger are hereinafter collectively referred to as the "MERGER"); and

          WHEREAS, Surviving Corporation, as the surviving corporation in the Merger, has agreed to assume the Notes as amended and restated on the date hereof ("AMENDED NOTES"), which Amended Notes shall be issued in substitution for and cancellation of RTI's obligations under the Notes, effective as of the Effective Time of the Merger (as defined in the Merger Agreement); and

         WHEREAS, Surviving Corporation is willing to grant to the Secured Party a security interest in the Collateral (as hereinafter defined) to secure performance of the obligations of the Surviving Corporation under the Amended Notes, in accordance with the terms and conditions set forth in this Agreement.

         The parties agree as follows:

1. DEFINITIONS. All capitalized terms not specially defined in this Agreement have the meaning ascribed to them in the Merger Agreement, or if not defined in this Agreement or the Merger Agreement, shall have the meanings set forth in the California Uniform Commercial Code.

2. GRANT OF SECURITY INTEREST.

     (a) As security for the payment and performance of Surviving Corporation's obligations to the Secured Parties under the Amended Notes, this Agreement and the Merger Agreement, IPI and the Surviving Corporation hereby grant the Secured Parties a security interest in the Collateral (as defined below). In order to perfect this security interest, promptly following the Closing UCC-1 financing statements in favor of the Secured Parties listing the Collateral shall be filed by the Secured Parties in the manner prescribed by the California Uniform Commercial Code.

     (b) As used in this Agreement, "COLLATERAL" means all of IPI's and Surviving Corporation's right, title and interest in and to (i) all accounts receivable and other rights to payment from customers and other third parties of IPI and the Surviving Corporation generated after the Closing as a result of the operation of IPI and the Surviving Corporation and the full benefit of all security for such accounts or rights to payment, including all such accounts receivable representing amounts receivable in respect of services rendered to customers of such; (ii) all other accounts or notes receivable of IPI and the Surviving Corporation and the full benefit of all security for such accounts or notes; and (iii) any claim, remedy or other right related to or arising from any of the foregoing.

3. ASSUMPTION; GUARANTEE OF OBLIGATIONS. Surviving Corporation hereby agrees, that upon the Effective Time, Surviving Corporation shall assume all indebtedness, liabilities and other obligations of RTI under the Amended Notes. IPI hereby agrees, that upon the Effective Time, IPI guarantees to the Secured Parties the full and prompt payment when due (whether at stated maturity, declaration, acceleration, demand or otherwise) and performance of all indebtedness, liabilities and other obligations under the Amended Notes assumed by Surviving Corporation.

4. DESIGNATION OF SECURED PARTIES' REPRESENTATIVE.

     (a) The Secured Parties hereby appoint Kathleen M. Leacox to act as their representative and agent with full power and authority to take any and all actions authorized by the Majority (as defined below) with respect to the Collateral (the "Representative"). The Representative will also be the designated recipient for all communications and notices from Surviving Corporation. The Representative will represent that the content of any such communication has been approved by, and represents the will of, the Majority. All communications and notices from the Surviving Corporation and any written notice required to be delivered to the Secured Parties pursuant to this Agreement, the Amended Notes or applicable law, shall be delivered to all of the Secured Parties as set forth in Section 11 below.

     (b) For the purposes of this Agreement "Majority" means the holders of a majority of the outstanding aggregate principal balance under the Amended Notes.

5. SURVIVING CORPORATION'S COVENANTS. Surviving Corporation warrants and agrees that as long as this Agreement remains in effect:

     (a) Surviving Corporation shall take all reasonably necessary steps to defend the Collateral against claims and demands of others;

     (b) Surviving Corporation shall promptly notify the Secured Parties in writing of any event which materially and adversely affects the value of the Collateral;

     (c) Surviving Corporation shall maintain the security interest granted hereunder as a valid and enforceable lien on and security interest in the Collateral;

     (d) IPI and the Surviving Corporation hereby appoint the Secured Parties' Representative as its agent in fact to do all acts required of IPI and the Surviving Corporation after Default (as defined below), it being acknowledged by IPI and the Surviving Corporation that such appointment is coupled with an interest and is irrevocable;

     (e) At the written request of a Majority of the Secured Parties, in the event of a Default (as defined below), IPI and Surviving Corporation shall:

          (1) segregate all collections of money and other property under or in respect of the Collateral and deliver promptly upon receipt such collections to the Secured Parties in kind;

          (2) authorize and direct obligors under the Collateral to make all payments directly to the Secured Parties; and

     (f) IPI and the Surviving Corporation shall pay prior to delinquency all taxes, charges, liens and assessments against the Collateral, subject to right of IPI and/or the Surviving Corporation to contest the foregoing in good faith.

6. REMEDIES ON DEFAULT.

     (a) In addition to any and all rights of the Secured Parties under the Amended Notes or otherwise by law for a default or breach of Surviving Corporation's obligations under the Amended Notes (any such event being herein called a "DEFAULT"), the Secured Parties shall have the rights and remedies of a Secured Party under the California Uniform Commercial Code.

     (b) The Secured Parties' notice of the time and place of public sale of the Collateral, or the time on or after which a private sale or other disposition of the Collateral will be made, is reasonable if sent to Surviving Corporation, in the manner for giving notice at least ten (10) business days before the public or private sale.

     (c) Any assignment, sale, foreclosure, or levy made under this Section 6 shall divest Surviving Corporation of all right, title, and claim it may have in and to the Collateral.

7. NO WAIVER BY THE SECURED PARTIES. No failure by the Secured Parties to exercise, and no delay in exercising, any right, remedy or power under this Agreement shall operate as a waiver, nor shall any single or partial exercise by the Secured Parties of any right, remedy or power hereunder preclude any other or future exercise. Each right, remedy, or power granted to the Secured Parties or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised from time to time.

8. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to choice-of-law provisions.

9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one instrument. Any of the parties hereto may execute this Agreement by signing any such counterpart.

10. SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns.

11. NOTICES. All notices or other communications hereunder shall be in writing (including by facsimile transmission) and mailed, sent or delivered to the respective parties hereto at or to their respective addresses or facsimile numbers set forth below their names on the signature pages hereof, or at or to such other address or facsimile number as shall be designated by any party in a written notice to the other parties hereto. All such notices and other communications shall be deemed to be delivered when a record (within the meaning of the California Uniform Commercial Code) has been (i) delivered by hand, (ii) sent by mail, upon the earlier of the date of receipt or five business days after deposit in the mail, first class, (iii) sent by facsimile transmission, or
(iv) sent by email.

12. SEVERABILITY. Each provision of this Agreement is valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement (or the application of such provision to any person or circumstance) is or becomes invalid or unenforceable, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, are not affected by such invalidity or unenforceability.

13. INTERPRETATION. This Agreement shall be interpreted in a reasonable manner to effect the purposes of the parties and this Agreement. Each party has been afforded the right to be represented by independent counsel and hereby waives any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party drafting it.

15. ATTORNEY'S FEES. The prevailing party in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding ("PROCEEDING") relating to the enforcement or interpretation of this Note may recover from the unsuccessful party all costs, expenses, and actual attorney's fees (including expert witness and other consultants' fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and actual attorney's fees.

14. ENTIRE AGREEMENT. This Agreement, together with the agreements and instruments referred to herein, contain the entire agreement of the parties with respect to the subject matter hereof, and may be amended only by an agreement in writing.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.



                                        SURVIVING CORPORATION:

                                        IPI Merger Sub II, Inc.

                                        By:
                                            ------------------------------------

                                        Name:
                                            ------------------------------------

                                        Its:
                                            ------------------------------------




                                        IPI:

                                        Island Pacific, Inc.

                                        By:
                                            ------------------------------------

                                        Name:
                                            ------------------------------------

                                        Its:
                                            ------------------------------------




                                        RTI:

                                        Retail Technologies International, Inc.

                                        By:
                                            ------------------------------------

                                        Name:
                                            ------------------------------------

                                        Its:
                                            ------------------------------------

SECURED PARTIES:
                                                 Address:

------------------------------------
NATHANIEL F. JESSUP, an individual

                                                 Address:

------------------------------------
KATHLEEN M. LEACOX, an individual

                                                 Address:

------------------------------------
GLENN SWENSON, an individual
                                                  Address:

------------------------------------
MERRY YOULE, an individual





LUMSDEN REAL ESTATE DEFINED BENEFIT PLAN

By:
    -----------------------------------

Its:
    -----------------------------------

        Address:
                  --------------------------
                  --------------------------
                  --------------------------

        Facsimile:
                   -------------------------

MACE LUMSDEN AND S.K. LUMSDEN TRUST OF JANUARY 19, 1995

By:
    ---------------------------------
          Mace Lumsden, co-trustee

By:
    ---------------------------------
          Shirley Lumsden, co-trustee


        Address:
                  --------------------------
                  --------------------------
                  --------------------------

        Facsimile:
                  --------------------------

                                                                    EXHIBIT 4.14

              AMENDMENT NO. 1 TO THE 9% CONVERTIBLE DEBENTURE, DUE
           MAY 15, 2006 ISSUED TO MIDSUMMER INVESTMENT LTD. AND WAIVER

         This Amendment No. 1 ("AMENDMENT") is made to that certain 9% Convertible Debenture, due May 15, 2006 issued by Island Pacific, Inc. (the "Company") to Midsummer Investment Ltd. ("MIDSUMMER") (the "DEBENTURE") pursuant to the Securities Purchase Agreement ("PURCHASE AGREEMENT") dated as of March 15, 2004 among the Company, Midsummer and the other purchasers identified on the signature pages thereto (the "PURCHASERS"). The parties hereto agree as follows:

1. INTEREST PAYMENTS. The Preamble to the Debenture shall be amended and restated as follows:

         FOR VALUE RECEIVED, the Company promises to pay to Midsummer or its registered assigns (the "HOLDER"), the principal sum of $1,250,000 on May 15, 2006 or such earlier date as the Debentures are required or permitted to be repaid as provided hereunder (the "MATURITY DATE") and to pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Debenture at the rate of 9% per annum, payable monthly, beginning on the first day of the first month after the Original Issue Date and on each Conversion Date (as to that principal amount then being converted), on each Monthly Redemption Date (as to that principal amount then being redeemed) and on the Maturity Date (except that, if any such date is not a Business Day, then such payment shall be due on the next succeeding Business Day) (each such date, an "INTEREST PAYMENT DATE"), in cash or shares of Common Stock at the Interest Conversion Rate, or a combination thereof; PROVIDED, HOWEVER, payment in shares of Common Stock may only occur if during the 20 Trading Days immediately prior to the applicable Interest Payment Date all of the Equity Conditions have been met and the Company shall have given the Holder notice in accordance with the notice requirements set forth below. Subject to the terms and conditions herein, the decision whether to pay interest hereunder in shares of Common Stock or cash shall be at the discretion of the Company. Not less than 20 Trading Days prior to each Interest Payment Date, the Company shall provide the Holder with written notice of its election to pay interest hereunder either in cash or shares of Common Stock (the Company may indicate in such notice that the election contained in such notice shall continue for later periods until revised). Within 20 Trading Days prior to an Interest Payment Date, the Company's election (whether specific to an Interest Payment Date or continuous) shall be irrevocable as to such Interest Payment Date. Subject to the aforementioned conditions, failure to timely provide such written notice shall be deemed an election by the Company to pay the interest on such Interest Payment Date in cash. Interest shall be calculated on the basis of a 360-day year and shall accrue daily commencing on the Original Issue Date until payment in full of the principal sum, together with all accrued and unpaid interest and other amounts which may become due hereunder, has been made. Payment of interest in shares of Common Stock shall otherwise occur pursuant to Section 4(b) and for purposes of the payment of interest in shares only, the Interest Payment Date shall be deemed the Conversion Date. Interest shall cease to accrue with respect to any principal amount converted, provided that the Company in fact delivers the Conversion Shares within the time period required by Section 4(b)(i). Interest hereunder will be paid to the Person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of Debentures (the "DEBENTURE REGISTER"). All overdue accrued and unpaid interest to be paid hereunder shall entail a late fee at the rate of 12% per annum (or such lower maximum amount of interest permitted to be charged under applicable law) ("LATE FEE") which will accrue daily, from the date such interest is due hereunder through and including the date of payment, except as is set forth in section 5a of this Debenture, the Company may not prepay any portion of the principal amount of this Debenture without the prior written consent of the holders."


2. EVENT OF DEFAULT. Section 3(a)(vii) of the Debenture shall be amended and restated as follows:

         (vii) an Underlying Shares Registration Statement shall not have been declared effective by the Commission on or prior to November 15, 2004;

3. SET PRICE OF THE DEBENTURE. Section 4(c)(i) of the Debenture shall be amended and restated as follows:

         (c) (i) CONVERSION PRICE. The conversion price in effect on any Conversion Date shall be equal to $0.56 (subject to adjustment herein)(the "SET PRICE").

4. MONTHLY REDEMPTION PROCEDURE. Section 5(b) of the Debenture shall be amended and restated as follows:

         (b) MONTHLY REDEMPTION. The Company shall redeem (a) $50,000 per month on each Monthly Redemption Date, commencing on September 1, 2004 and continuing through and until February 1, 2005 and (b) $62,500 per month, on each Monthly Redemption Date, beginning on February 1, 2005 and continuing until the full redemption of this Debenture, plus accrued but unpaid interest, the sum of all liquidated damages and any other amounts then owing to such Holder in respect of the Debenture. The Monthly Redemption Amount due on each Monthly Redemption Date shall be payable in cash or Conversion Shares, at the discretion of the Company subject to the terms and conditions set forth below. As to any Monthly Redemption and upon 20 Trading Days' prior written irrevocable notice (the Company may indicate in such notice that the election contained in such notice shall continue for later periods until revised), in lieu of a cash redemption payment the Company may elect to pay 100% of a Monthly Redemption in Conversion Shares based on a conversion price equal to 90% of the average of the 20 VWAPs immediately prior to the applicable Monthly Redemption Date (subject to adjustment for any stock dividend, stock split, stock combination or other similar event affecting the Common Stock during such 20 Trading Day period) (the "MONTHLY CONVERSION PRICE"); PROVIDED, HOWEVER, that the Company may not pay the Monthly Redemption Amount in Conversion Shares unless, on the Monthly Redemption Date and during the 20 Trading Day period immediately prior thereto, the Equity Conditions have been satisfied. The Holders may convert, pursuant to Section 4(a)(i), any principal amount of the Debenture subject to a Monthly Redemption at any time prior to the date that the Monthly Redemption Amount and all amounts owing thereon are due and paid in full. Any principal amount of Debenture converted during any 20 day period until the date the Monthly Redemption Amount is paid shall be first applied to the principal amount subject to the Monthly Redemption and Holder's payment of the Monthly Redemption Amount on such Monthly Redemption Date shall be reduced accordingly. The Company covenants and agrees that it will honor all Notice of Conversions tendered up until such amounts are paid in full.

5. MONTHLY REDEMPTION DEFINITIONS. Section 6 of the Debenture shall be amended to include the following:

                  "MONTHLY REDEMPTION AMOUNT" shall mean (a) $50,000 per month commencing on September 1, 2004 and until February 1, 2005 and
                  (b) $62,500 per month from February 1, 2005 until the full redemption of this Debenture.

                  "MONTHLY REDEMPTION DATE" means the 1st day of each month, commencing on September 1, 2004 and ending upon the full redemption of this Debenture.

6. OPTIONAL REDEMPTION AMOUNT DEFINITION. The definition of "Optional Redemption Amount" set forth in Section 6 of the Debenture is amended and restated as follows:

                  "Optional Redemption Amount" shall mean the sum of (a) 100% of the principal amount of the Debenture then outstanding, (b) accrued but unpaid interest and (c) all liquidated damages and other amounts due in respect of the Debentures.

7. LIQUIDATED DAMAGES/PREPAYMENT PENALTY/WAIVER. The parties hereby agree that Midsummer shall accept 600,000 shares of Common Stock as: (a) payment in lieu of cash for all accrued and unpaid liquidated damages as of the date of this Amendment and including all accrued and unpaid liquidated damages owed to Midsummer through and including August 2004 pursuant to the Purchase Agreement and the Registration Rights Agreement, dated as of March 15, 2004 among the Company, Midsummer and the Purchasers and attached to the Purchase Agreement as Exhibit B, (b) consideration for the amendment of the Debenture to eliminate Midsummer's right to a 10% penalty if the Company prepays the Debenture; (c) consideration for Midsummer's consent to the Company's sale and issuance of the Secured Convertible Term Note and Common Stock Purchase Warrant to Laurus Master Fund, Ltd. ("Laurus") pursuant to that certain Securities Purchase Agreement between the Company and Laurus dated July 12, 2004 (the "Laurus Transaction"); and (d) consideration for Midsummer's waiver of all rights and remedies accruing as a result of the Laurus Transaction, including without limitation, the right to participate in the Laurus Transaction set forth in Section 4.14 of the Purchase Agreement, the covenant against future financings set forth in Section 4.7 of the Purchase Agreement and the obligation to seek Shareholder Approval prior to effecting any issuance that results in an adjustment to the Set Price set forth in
         Section 4.7 of the Purchase Agreement and Section 4(a)(ii)(B) of the Debenture.

8. REGISTRATION OF COMMON STOCK ISSUABLE PURSUANT TO THIS AMENDMENT. All shares of Common Stock issuable pursuant to this Amendment shall be included in the next registration statement to be filed by the Company in August 2004.

9. EFFECT ON DEBENTURE. Except as expressly set forth above, all of the terms and conditions of the Debenture shall continue in full force and effect after the execution of this Amendments.

10. DEFINITIONS. CAPITALIZED TERMS NOT OTHERWISE DEFINED HEREIN HAVE THE MEANINGS GIVEN TO SUCH TERMS IN THE PURCHASE AGREEMENT AND THE DEBENTURE.

Executed as of July 30, 2004 by the undersigned duly authorized representatives of the Company and Midsummer:


Island Pacific, Inc.                                 Midsummer Investment Ltd.


By: _________________________                        By: ____________________

Name:                                                Name:

Title:                                               Title:

CONFIDENTIAL

                                                                   EXHIBIT 10.42

               SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS
               --------------------------------------------------

         This Separation Agreement and General Release of Claims (this "Agreement") is executed effective July 29, 2004 (the "Effective Date") by and between Island Pacific Inc. ("Company") and STEVEN BECK, ("Employee") a resident of Pennsylvania, who agree as follows:

                                    RECITALS

         This Agreement is made with reference to the following recital of essential facts:

         A. Company and Employee (also collectively herein referenced singularly as a "Party" or collectively the "Parties") desire to terminate Employee's employment on mutually agreeable terms.

         B. Company, its Affliates, and Employee further desire to fully and finally resolve any and all claims, whether pending or prospective, that Employee may have as a result of his employment relationship with Company in order to avoid the expense and uncertainty of litigation. (For purposes of this Agreement, references to "Affiliate" and "Affiliates" shall be defined as any person or entity that directly or indirectly controls, is controlled by, or is under common control with Company, and shall be included in singular references to Company where required by context.)

         C. Company is willing to provide Employee with certain employment related compensation and severance benefits described below, on the terms and conditions set forth in this Agreement.

         D. As a material inducement for the Company entering into this Agreement, Employee agrees to release any and all claims against the Company, as more fully set forth below.

         NOW THEREFORE in consideration of the foregoing Recitals and the mutual covenants and conditions contained herein, Company and Employee hereby further agree as follows:

1. CONSIDERATION: In accordance with the terms of this Agreement and as full and final satisfaction of the employment related sums owing or claimed by Employee (whether in the form of salary, bonus, commission, or otherwise) Company agrees pay to Employee, subject to prior execution of this Agreement by the Parties and subject to all state and federal withholding and tax requirements, the sum of $325,000.00 ("Total Settlement Sum"), payable as follows:

         A. The sum of one hundred and nine thousand dollars ($109,000.00) to be remitted by Company to Employee immediately subsequent to the Parties' execution of this Agreement; and

         B. Commencing August 15, 2004, four equal monthly installments of fifty-four thousand dollars ($54,000.00) to be remitted by Company to Employee on the fifteenth (15th) day of each calendar month in accordance with Company's normal end of month payroll dates.

2. RETURN OF COMPANY PROPERTY. Upon delivery of this Agreement to Employee, Employee shall return to the Company all property belonging to the Company, including without limitation, all laptops, office keys, credit cards, and Confidential Material and Proprietary Information (as defined below). For purposes of this Agreement, Confidential Material and Proprietary Information shall mean all equipment, tangible Proprietary Information, contracts, customer lists, computer disks, CD-Roms (or other computer-generated files or data),

                                                                   Employee_____
                                                                   Company _____

CONFIDENTIAL

promotional materials, financial information or documents, performance standards and other confidential information, proprietary information and similar items of the Company, or licensed to the Company, including without limitation, trade secrets and copyrighted materials, and any other Confidential Material and Proprietary Information as defined in Employee's Confidentiality and Non-Competition Agreement. Company Property, Confidential Information and/or Proprietary Information shall also include copies or derivations of the foregoing, created on any medium, prepared or obtained by Employee in the course of or incident to his employment with Company.

3. FURTHER OBLIGATIONS OF PARTIES.

         A. EMPLOYER OBLIGATIONS - CONSOLIDATED OMNIBUS BUDGET RECONCILIATION ACT OF 1985 ("COBRA"). Following the Continuation Period, Company shall provide Employee COBRA benefits as required by law, with Employee to pay the COBRA premiums.

         B.       EMPLOYEE OBLIGATIONS.

                  (i) Termination. Employee agrees that his employment with Company is terminated as of the Effective Date of this Agreement. As such, Employee shall be deemed to have resigned from all offices and directorships then held with Company or any Affiliate after said date.

                  (ii) Notice. For so long as Company is providing COBRA benefits, Employee shall provide Company advance written notice of (a) the effective date of any subsequent employment, and (b) the effective date of coverage under any applicable benefit plan with such employer.

                  (iii) Future Employment. Employee shall not at any time after the Effective Date seek employment with Company and agrees that Company shall not at any time after such date be under any obligation to employ him.

                  (iv) Dismissal. Promptly upon the execution of this Agreement, Employee shall cause to be dismissed in their entirety and with prejudice any and all lawsuits, administrative proceedings, and other actions against Company involving Employee.

                  (v) Cooperation. Employee shall cooperate with Company in (a) the orderly transfer of Employee's responsibilities to other person(s); and (b) the defense of any action brought by any third party against Company that relates in any way to Employee's acts or omissions while employed by Company.


                  (vi) Inventions. Employee specifically acknowledges and reaffirms the obligations contained in Employee's Confidentiality and Non-Competition Agreement regarding assignment of inventions to Company.

4. RELEASE OF CLAIMS. As a material inducement to the Company to enter into this Agreement, Employee hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and the Company's stockholders, predecessors, successors, assigns, affiliates, agents, directors, officers, employees, representatives, attorneys, and all persons acting by, through, under or in

                                                                   Employee_____
                                                                   Company _____

CONFIDENTIAL

concert with any of them (collectively, the "Released Parties"), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including without limitation, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, including without limitation, defamation, invasion of privacy, intentional or negligent infliction of emotional distress, wrongful discharge in violation of public policy, or any legal restrictions on the Company's right to terminate employees, or any federal, state or other governmental statute, regulation, or ordinance, including without limitation:
(1)Title VII of the Civil Rights Act of 1964 (race, color, religion, sex and national origin discrimination); (2)42 U.S.C. Section 1981 (discrimination);
(3)29 U.S.C. Section 206(d)(1) (equal pay); (4)29 U.S.C. Section 621 et. seq. (age discrimination); (5)the California Fair Employment and Housing Act (discrimination, including race, color, national origin, ancestry, physical handicap, medical condition, marital status, sex or age); (6)Executive Order 11246 (race, color, religion, sex and national origin discrimination);
(7)Executive Order 11141 (age discrimination); (8)Section 503 and 504 of the Rehabilitation Act of 1973 (handicap discrimination); (9)California Labor Code (wages, hours, and other regulations of employment); and (10)the Employee Retirement Income Security Act of 1974 (ERISA) (denial of employee benefits), but excluding any claims under this Agreement (collectively, "Employee Claims"), which Employee now has, owns or holds, or claims to have, own or hold, or which Employee at any time previously had, owned or held, or claimed to have, owned or held.

5. WAIVER OF STATUTORY RIGHTS. Employee hereby waives all rights and Employee Claims against the Released Parties which may exist under California Civil Code section 1542 and/or any similar state or federal law. California Civil Code section 1542 provides as follows:

                  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MIGHT HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

6. REPRESENTATIONS AND WARRANTIES. Employee hereby represents and warrants that:

         6.1 Employee does not possess any Confidential Material or Proprietary Information as defined in Section 2, above, and has returned all property of Company, including without limitation all laptops, credit cards, keys, telephones, pagers, and any other tangible or intangible property of Company. If Company reasonably believes that Employee continues to possess any Confidential Material or Proprietary Information, or is in breach of any of his continuing obligations under this Agreement, Company shall be entitled to injunctive relief (in addition to any other remedies at law or equity) to enforce such provisions, without the necessity for Company to post any type of bond or similar undertaking.

         6.2 Except for the sums expressly set forth in Section 1 above, Employee is not entitled to any "vacation pay," any "sick pay," any "back pay," or any other compensation or reimbursement which has not already been paid by the Company to Employee as of the date of this Agreement;

         6.3 Employee has never been injured in any manner while working for or on behalf of the Company and has not been injured or suffered any ailment as a result of his employment for the Company; and

                                                                   Employee_____
                                                                   Company _____

CONFIDENTIAL

         6.4 Employee represents and acknowledges he owns an option to purchase 1,620,754 shares of Company common stock exercisable at $0.28 per share that shall expire on September 3, 2005.

7. NON-INTERFERENCE. The Parties agree that they will refrain from interfering with the other Party's business and contractual relationships and will cooperate with each other concerning questions related to Employee's prior dealings with Company. Except as otherwise expressly provided by this Agreement, or unless compelled by a validly issued subpoena, each Party specifically agrees not to initiate, participate, or cooperate in any legal, administrative, investigative or other adversary proceedings contemplated or initiated by any persons or entities not a party to this Agreement, whether against the Employee or the Company, any of its affiliates, or its employees.

8. NON-COMPETITION. Employee shall not engage, directly or indirectly, in any activity or business that might be competitive with or pose a conflict of interest to Company or any Affiliate. Employee further acknowledges and agrees that during his employment with Company, he has had access to confidential information and that the activities forbidden by this subsection would necessarily involve the improper use or disclosure of this confidential information. To forestall this use or disclosure, Employee agrees that for a period of one (1) year following the termination of his employment with Company, Employee shall not, directly or indirectly, (i) divert or attempt to divert from Company (or any Affiliate) any business of any kind in which it is engaged; (ii) employ or recommend for employment any person employed by Company (or any Affiliate); or (iii) engage in any business activity that is competitive with Company (or any Affiliate) in any state where Company conducts its business, unless Employee can prove that any of the above actions was done without the use of confidential information. In addition to the above restrictions on non-competitive activity, and regardless of whether any use of confidential information is involved, Employee agrees that for a period of one (1) year following the termination of his employment with Company, Employee shall not, directly or indirectly, (i) solicit or contact any customer of Company (or any Affiliate) known to Employee (while he was employed by Company) to have been a customer for purpose of competing with Company or as a means of interfering with Company's contractual or economic relationship with said customer ; or (ii) solicit for employment any person employed by Company (or any Affiliate).

9. CONFIDENTIALITY. Except as essential to the consummation of the transactions under this Agreement, or as otherwise required by law, (i) Employee and Company shall maintain absolute confidentiality of this Agreement and the transactions under this Agreement, and (ii) Employee and Company shall not make or allow any notices, statements, disclosures, communications or news releases concerning the existence or content of this Agreement or any transaction under this Agreement. Nothing in this Paragraph shall prevent Employee or Company from disclosing to their respective legal counsel, tax consultants and/or financial advisors the existence and terms of this Agreement or any transaction under this Agreement.

10. NON-DISPARAGEMENT. Neither Party shall disparage nor otherwise publish or communicate "derogatory" statements, (factual, opinion, or otherwise), about the other, be it orally or in writing. For purposes of this Agreement, "derogatory" shall be defined as a statement that detracts in any way from, or tends to shed a negative light upon, another's character, standing, reputation, financial viability, or business practices. Employee shall further not disparage any Affiliate, or any of Company's officers or employees.

                                                                   Employee_____
                                                                   Company _____

CONFIDENTIAL

11. LIQUIDATED DAMAGES. Each Party to this Agreement acknowledges that the actual damages for any breach of paragraphs 7, 8, 9 or 10, would be extremely difficult to fix. Accordingly, if either Party is found, by a duly appointed arbitrator or court of competent jurisdiction, to have breached the provisions of paragraphs 7, 8, 9, or 10, the breaching Party shall pay the other party the reasonable sum of $10,000 as liquidated damages for each violation of his or its respective obligations in those paragraphs of this Agreement.

12. NO ADMISSION OF LIABILITY. The Parties understand and agree that this is a compromise settlement of disputed claims and that the furnishing of the consideration for this Agreement shall not be deemed or construed at any time or for any purpose as an admission of liability by Company. The liability for any and all claims is expressly denied by Company.

13. GOVERNING LAW. This Agreement is governed by and construed in accordance with the laws of the State of California, irrespective of California's choice-of-law principles.

14. VENUE AND JURISDICTION. All actions and proceedings arising in connection with this Agreement must be tried and litigated exclusively in the State and Federal courts located in the County of San Diego, State of California, which courts have personal jurisdiction and venue over each of the Parties to this Agreement for the purpose of adjudicating all matters arising out of or related to this Agreement.

15. ATTORNEY'S FEES. In the event any litigation, arbitration, mediation, or other proceeding ("Proceeding") is initiated by any Party(ies) against any other Party(ies) to enforce, interpret or otherwise obtain judicial or quasi-judicial relief in connection with Civil Rights Claims as defined in this Agreement, the prevailing Party(ies) in such Proceeding shall be entitled to recover from the unsuccessful Party(ies) all costs, expenses, actual attorney's and expert witness fees, relating to or arising out of (1) such Proceeding (whether or not such Proceeding proceeds to judgment), and (2) any post-judgment or post-award proceeding including without limitation one to enforce any judgment or award resulting from any such Proceeding. Any such judgment or award shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, actual attorneys' and expert witness fees.

16. MODIFICATION/WAIVERS. This Agreement may be modified only by a contract in writing executed by the Party to this Agreement against whom enforcement of the modification is sought. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

17. ENTIRE AGREEMENT. The Parties understand and agree that the express terms of this Agreement recite the sole consideration for this Agreement; that no representation or promise has been made by Employee, Company, or any other Released Party on any subject whatsoever, except as expressly set forth in this Agreement; and that all agreements and understandings between the Parties on any subject whatsoever are embodied and expressed in this Agreement. This Agreement shall supersede all prior or contemporaneous agreements and understandings among Employee, Company, and any other Released Party, whether written or oral,

                                                                   Employee_____
                                                                   Company _____

CONFIDENTIAL

express or implied, with respect to any subject whatsoever, including without limitation, any employment-related agreement or benefit plan, except to the extent that the provisions of any such agreement or plan have been expressly referred to in this Agreement as having continued effect.

18. INDEPENDENT COUNSEL/DRAFTING AMBIGUITIES. Each Party to this Agreement has reviewed and has had the opportunity to revise this Agreement and has had the opportunity to have such Party's legal counsel review and revise this Agreement. The rule of construction that ambiguities are to be resolved against the drafting party or in favor of the party receiving a particular benefit under an agreement may not be employed in the interpretation of this Agreement or any amendment to this Agreement.

19. ARBITRATION OF DISPUTES. To the fullest extent permitted by law, all claims that Employee may have against Company or any other Released Party, or which Company may have against Employee, of any kind, including, but not limited to, all claims in any way related to (i) the subject matter, interpretation, application, or alleged breach of this Agreement, (ii) the employment or termination of Employee, or (iii) Employee's efforts to find subsequent employment ("Arbitrable Claims") shall be resolved by arbitration. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers' compensation law and unemployment insurance claims. By way of example and not in limitation of the foregoing, Arbitrable Claims shall include (to the fullest extent permitted by law) any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act. Arbitration of Arbitrable Claims shall be in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended, and as augmented by this Agreement. The decision of the arbitrator shall be in writing and shall include a statement of the essential conclusions and findings upon which the decision is based. Arbitration shall be final and binding upon the Parties and shall be the exclusive remedy for all Arbitrable Claims. Either Party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither Party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. Notwithstanding the foregoing, either Party may, at its option, seek injunctive relief pursuant to section 1281.8 of the California Code of Civil Procedure. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

20. SEVERABILITY . If any clause, provision, sentence or paragraph herein is deemed to be unenforceable under the laws of the State of California, then such portion of this document shall be deemed deleted and shall not affect the balance of this document which shall be construed without such unenforceable provision.

21. COUNTERPARTS. This Agreement may be executed in counterparts, each of which is deemed an original and all of which together constitute one document.

22. COVENANT NOT TO SUE. Employee shall not sue or initiate against any Released Parties any compliance review, action, or proceeding, or participate in the same, individually or as a member of a class, under any contract (express or implied), or any federal, state, or local law, statute, or regulation pertaining in any manner to the released Employee Claims.

                                                                   Employee_____
                                                                   Company _____

CONFIDENTIAL

23. NOTICES. Any notice or other communication under this Agreement must be in writing and shall be effective upon delivery by hand, upon facsimile transmission to Company (but only upon receipt by Employee of a written confirmation of receipt), or three (3) business days after deposit in the United States mail, postage prepaid, certified or registered, and addressed to Company or to Employee at the corresponding address or fax number (if any) below. The Parties shall be obligated to notify each other in writing of any change in address. Notice of change of address shall be effective only when done in accordance with this Section.

Company' Notice Address:

     ATTN: CFO
     Island Pacific, Inc.
     3252 Holiday Court, Ste. 208
     La Jolla, CA  92037

Employee's Notice Address:

     Steven Beck
     _____________________
     _____________________
     _____________________
     _____________________

24. ASSIGNMENT; SUCCESSORS AND ASSIGNS. Employee agrees that he will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any such purported assignment, transfer, or delegation shall be null and void. Employee represents that he has not previously assigned or transferred any claims or rights released by him pursuant to this Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, successors, attorneys, and permitted assigns. This Agreement shall also inure to the benefit of the Released Party. This Agreement shall not benefit any other person or entity except as specifically enumerated in this Agreement.

25. REPRESENTATION BY COUNSEL. The Parties acknowledge that (i) they have had the opportunity to consult counsel in regard to this Agreement; (ii) they have read and understand the Agreement and they are fully aware of its legal effect; and (iii) they are entering into this Agreement freely and voluntarily, and based on each Party's own judgment and not on any representations or promises made by the other Party, other than those contained in this Agreement.

26. PERIOD FOR REVIEW AND CONSIDERATION OF AGREEMENT. Employee understands that he has a period of twenty-one (21) days from his receipt of this Agreement to review and consider this Agreement before signing this Agreement. Employee further understands that he may use as much of this 21-day period as he wishes before signing this Agreement.

27. EMPLOYEE'S RIGHT TO REVOKE AGREEMENT. Employee may revoke this Agreement within seven (7) days after he signs this Agreement. Revocation may be made by delivering a written notice of revocation to Company as more particularly set forth in this Agreement at the Section titled "Notices". For such revocation to be effective, written notice must be received by no later than the close of business on the seventh day after Employee signs this Agreement.

                                                                   Employee_____
                                                                   Company _____

CONFIDENTIAL


EMPLOYEE                                     COMPANY-ISLAND PACIFIC, INC.

                                             By:________________________________
_________________________________                      [Printed Name]
Steven Beck                                  Its:_______________________________





                                                                   Employee_____
                                                                   Company _____

                                                                    EXHIBIT 31.1

                            FORM 10-Q CERTIFICATIONS

I, Michael Tomczak, certify that:

         1. I have reviewed this quarterly report on Form 10-Q of Island Pacific, Inc.;

         2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

         3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

         4. The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

                  a. Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

                  b. Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

                  c. Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

                  d. Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

         5. The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

                  a. All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

                  b. Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

         6. The registrant's other certifying officers and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date:  August 12, 2004
                                           /s/ Michael Tomczak
                                           -------------------
                                           Michael Tomczak
                                           President and Chief Operating Officer

                                                                    EXHIBIT 31.2

                            FORM 10-Q CERTIFICATIONS

I, Ran Furman, certify that:

         1. I have reviewed this quarterly report on Form 10-Q of Island Pacific, Inc.;

         2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

         3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

         4. The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

                  (a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

                  (b) designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

                  (c) evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

                  (d) disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

         5. The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

                  (a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

                  (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting; and

         6. The registrant's other certifying officers and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date:  August 12, 2004
                                              /s/ Ran Furman
                                              --------------
                                              Ran Furman
                                              Chief Financial Officer

                                                                    EXHIBIT 32.1


                  Certifications of Principal Executive Officer


         Solely for the purposes of complying with 18 U.S.C. ss.1350, I, the undersigned Chief Operating Officer of Island Pacific, Inc. (the "Registrant"), hereby certify, based on my knowledge, that the Quarterly Report on Form 10-Q of the Registrant for the quarter ended June 30, 2004 (the "Report") fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.


Date:  August 12, 2004                     /s/ Michael Tomczak
                                           -------------------------------------
                                           Michael Tomczak
                                           President and Chief Operating Officer

                  Certifications of Principal Financial Officer

         Solely for the purposes of complying with 18 U.S.C. ss.1350, I, the undersigned Chief Financial Officer of Island Pacific, Inc. (the "Registrant"), hereby certify, based on my knowledge, that the Quarterly Report on Form 10-Q of the Registrant for the quarter ended June 30, 2004 (the "Report") fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.


Date:  August 12, 2004                               /s/ Ran Furman
                                                     --------------------------
                                                     Ran Furman
                                                     Chief Financial Officer